UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 __________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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HERMAN MILLER, INC.

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August 31, 2021

To our shareholders and stakeholders:

This past year has been filled with extraordinary challenges, and many people in the communities where we live and work continue to be impacted by the COVID-19 pandemic. As vaccine distribution expands around the world we are optimistic about the future. Yet, this crisis has had a profound impact on the global community and will continue to shape our lives for many years to come.

Early on, we recognized the pandemic would be a transformative event for Herman Miller and our industry. We had two options: ride it out, in hopes we would make it through the worst and rebound eventually, or take bold action to ensure we would emerge as an industry leader, poised to define the transformation ahead of us.

We chose to take bold action. We were confident in our strategy and knew we had the people, capabilities, solutions, and resources to overcome the hurdles we would face. So, we invested to grow our Retail business, continued to modernize our digital and technology infrastructure, expanded into new markets, accelerated our innovation pipeline of new products and solutions, strengthened our thought leadership position on the future of work, and acted to create change on important societal issues.

We leveraged our diversified business and omni-channel capabilities to capitalize on the opportunities that arose from the crisis, designing innovative new solutions to shape an exciting future and grow our business, even in the most challenging of times. And, in a truly historic moment for our company, we moved swiftly when we identified the opportunity to bring Herman Miller and Knoll together to create the preeminent leader in modern design.

We closed fiscal 2021 with consolidated sales of $2.47 billion, which reflected a decrease of 0.9% from the prior year on a reported basis and a decline of 5.7%(1) on an organic basis. We reported diluted earnings per share on a GAAP basis of $2.92 for fiscal 2021 compared to a loss per share of $0.15 last year. On an adjusted basis, we delivered earnings per share of $3.05(1), which reflected a 17%(1) increase over fiscal 2020.

A Breakout Year for Our Retail Business
While we’ve always believed in the potential of our Retail business, fiscal 2021 proved to be the breakout year for this segment. Our Retail business performance in the past year was a key factor in enabling us to overcome the contraction we experienced in the Contract business. Sales of $602 million were the highest in the history of our Retail business, reflecting an increase of 56% over the prior year.

While many retailers were closing brick-and-mortar stores this year, we made a different choice. We recognized an opportunity to better serve a segment of customers seeking a more personal shopping experience, so we launched an entirely new concept, Herman Miller seating stores, We began opening stores in the second quarter of fiscal 2021 and today, we operate six Herman Miller seating stores. All continue to outperform our expectations, and they are an important growth vehicle in helping us extend the reach of our brand to new audiences. In addition, our new DWR small-format store in Southampton, NY; HAY’s Berkeley, CA store; and our Chicago Fulton Market store all opened in the second half of the fiscal year and are performing exceptionally well.

Fiscal 2021 also marked our successful entry into the gaming market. We understand the science of sitting, and we've used our expertise to design a suite of solutions that help improve the performance, health, and well-being of gamers, who spend much of their time sitting. Our early entry into this market includes partnerships with industry leaders like Logitech G and influencers like Tim Betar (TimTheTatman), who became Herman Miller’s first official brand ambassador in 2021. We have a compelling strategy to further establish ourselves as a leader in this segment and are excited to partner with gamers around the world in designing additional solutions that meet their specific needs.

(1) Non-GAAP measurements; see accompanying reconciliations and explanations.

We have also solidified our position as a leader in the premium home furnishings market, which is a critical component of our company’s future. We will continue to build on our momentum to unlock the full potential of the Retail business in the coming year.

Enabling Our Digital-First Strategy
We’ve known for some time that our customers’ purchasing preferences—how and where they buy—are shifting, and as a result, we have been investing in becoming a more digitally enabled business. Our early focus has been a significant differentiator, allowing us to capitalize on opportunities to reach new customers during the pandemic through our Digital channels. eCommerce sales in fiscal 2021 were up 220% over the prior year. We also improved the online shopping experience for our Retail customers, launching redesigned DWR and Herman Miller eCommerce stores this fiscal year. The enhanced websites feature fresh and new designs, AI-driven product recommendations, and customer-centric website navigation. New and refreshed websites for HAY and Herman Miller International are planned for release in the coming year as part of our strategy to deliver a seamless digital experience for customers everywhere.

We also extended our digital leadership position beyond the Retail business. We know there is an opportunity to disrupt and transform the Contract business through digital innovation, and in the past year, we’ve delivered several groundbreaking solutions that are creating new opportunities for Herman Miller and, equally important, our dealer network. New solutions like Compass, our proprietary generative design tool, are creating new efficiencies, increasing dealer effectiveness, and improving the quality of solutions our dealers deliver to clients. Herman Miller Professional allows us to better serve small- and medium-size businesses that do not require the full suite of dealer services and instead prefer an online purchasing experience.

Creating New Opportunities in Contract
While our Contract business felt the most significant impact from the pandemic, we were able to identify and capitalize on opportunities where they existed. When our Contract customers paused their projects and sent their employees to work from home, we responded by leveraging our digital infrastructure to bring them Inside Access. With Inside Access, our corporate customers can offer their employees the benefit of Herman Miller Group products for their homes at discounted pricing based on their corporate contracts. We further simplify the process for our customers by leveraging our retail fulfillment and distribution capabilities to create a seamless consumer experience for the individual end-user.

While our global sales teams aggressively pursued every project that emerged during the crisis, they also focused on fostering deeper relationships and strengthening partnerships with clients during this period of reduced activity. In the early days of the pandemic, we shared best practices for designing safe workplaces and partnered with those customers who were providing essential services to ensure they had the right solutions to keep their people healthy and their operations running through the most challenging days of the crisis. As we progressed through the pandemic, we leveraged decades of research around the future of work to position ourselves at the forefront of the workplace transformation and help our customers rethink their own workplaces to shape their culture and increase productivity. Our thought leadership position has never been a more valuable differentiator than it is today.

We accelerated the introduction of new products like OE1, a collection of dynamic and flexible furniture solutions that meets the needs of post-pandemic work environments by empowering individuals to design the space they need based on the work they are doing in the moment. And we continued to leverage the comprehensive portfolio of products available across the Herman Miller Group—from Herman Miller, Geiger, naughtone, HAY, Design Within Reach, Maharam, CBS, and Maars Living Walls—to provide solutions designed to solve for the unique needs of every customer.

As our customers continue the journey of bringing their people back to the workplace, our Contract business is rebounding. North America, Europe, and Asia-Pacific activity has returned to levels near, or above, the start of the pandemic. While there is no question this business, and the workplace itself, has been profoundly changed by the pandemic, there are many reasons to be optimistic about the potential ahead of us. Change always brings opportunity, and we are well-positioned to capitalize on the unique opportunities that will emerge as the workplace evolution continues.

Using Our Business as a Force for Good
Herman Miller has always believed we have a responsibility to improve the lives of people everywhere. This extends beyond the products and services we provide to serving our communities in a variety of meaningful ways. While this has been a foundational belief of our company since its inception, we often worked alone and did not fully leverage our voice to drive change. Fiscal 2021 was a turning point. We are taking decisive action where we know we have the opportunity to influence, and we are joining forces with other organizations who share our commitment to creating a more sustainable, equitable world.

I signed the CEO Action for Diversity & Inclusion pledge early in the fiscal year, joining more than 2,000 leaders across more than 85 industries who share a commitment to advancing diversity and inclusion. We have continued to extend our partnership with this organization throughout the year and are sponsoring four CEO Action for Racial Equity fellows. Our fellows are Herman Miller Group employees who are dedicating two years of their careers to working with signatories from other CEO Action–member companies to address racial equity through public policy. The fellows have become integral to all our internal diversity, equity, and inclusion (DEI) work as well, often lending their voices to important DEI discussions and sharing their learnings to influence change across the organization, from our Board of Directors to their teams.

We also spearheaded the development of the Diversity in Design (DID) Collaborative, which formally launched in June, 2021. DID seeks to create systemic change by increasing diversity across all design fields and will do so by bringing together companies who are willing to commit the resources needed to support this change. Early response to DID’s launch has been extremely positive, and we are eager to see the impact the collaborative will have as we continue this important work.

DEI is a pillar of our overall commitment to creating a Better World, and we have never been more dedicated to this work than we are today. As part of our commitment to speaking out publicly about DEI issues, we are continuing to share our progress; you can find all the details on the DEI Actions page on our website (see https://www.hermanmiller.com/better-world/inclusiveness-and-diversity/taking-action-toward-equity/our-progress/).

We are equally committed to our environmental, social, and governance performance. Our customers also care deeply about these topics, and we will continue to share our aspirations and progress publicly. In June, we released our Better World report, where we share our progress against our Better World goals and initiatives. We will continue to share openly and honestly about our progress and our challenges in the hopes we will inspire others to join us on this important journey (see https://www.hermanmiller.com/content/dam/hermanmiller/documents/a_better_world/Better_World_Report.pdf).

MillerKnoll Will Transform Our Company and the Industry
In April, we announced we had entered into a definitive agreement to acquire Knoll, bringing together two pioneering and iconic brands to create the preeminent leader in modern design and transform our industry during a period of unprecedented disruption. The transaction closed on July 19, and that same week we introduced MillerKnoll, a collective of dynamic brands that comes together to design the world we live in.

Our new name is simple. It is a merging of our people, networks, products, values, and strengths. It honors the past while anticipating the possibilities of our shared future.

Design is the way we imagine and shape a better future. As one of the largest and most influential modern design companies in the world, MillerKnoll is well-positioned to redefine modern design for the post-pandemic era. Herman Miller, Knoll, and our other legacy brands will continue as distinct brands within MillerKnoll, and our organizational structure will ensure strong brand ownership to preserve and nurture the essence of all the brands within our portfolio.

Together, we benefit from the increased reach and the ability to better serve customers across the contract furnishings sector, residential trade segment, and retail audiences. We are also well-positioned to enhance our engagement with the architects and designers who support decision-making for both Contract and residential customers. In addition, as MillerKnoll we will have an even greater impact on the world around us by being truly inclusive, designing for everyone, and caring for the planet.

Our goal is to bring the best of both companies together as we unite to create MillerKnoll. With the transaction closed, we have turned our attention to advancing our robust integration plans. Global Integration Planning Teams are designing and implementing the organizational structures and operating processes for MillerKnoll, while also implementing the work plans required to capture the synergies and financial benefits associated with bringing the two organizations together.

Core to our values is a belief that we are better together. This is especially meaningful to us now, as we move forward as MillerKnoll. Guided by our purpose, “design for the good of humankind,” together we will design solutions that meet the needs of a changing world. We are extremely confident about our shared future and excited by the opportunities MillerKnoll will create for all of us.

Fiscal 2021 was a defining year for Herman Miller. In the face of deep uncertainty, we chose the bold path. Our people around the world rallied to deliver extraordinary results, and today we see more clearly than ever before who we will be and what we will stand for as we move into this new era. We are the new leader in modern design, a digitally enabled business that holds the customer at the center of everything we do. We are willing to speak up for what we believe in and eager to partner with others who share our passion for creating a better world.

Our future is bright, and the possibilities for MillerKnoll are limitless. We are glad you are on this journey with us, and we look forward to shaping a future filled with exciting opportunities for all our stakeholders. Thank you for your continued support.

Andrea (Andi) R. Owen
President and Chief Executive Officer

Notice of Annual Meeting of Shareholders of Herman Miller, Inc.
The Annual Meeting of the Shareholders of Herman Miller, Inc. will be held virtually on Monday, October 11, 2021, beginning promptly at 10:30 am ET. You will be able to listen, vote, and submit questions from any remote location that has internet connectivity. There will be no physical location. You may participate online by logging in at www.virtualshareholdermeeting.com/MLHR2021 and entering the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.

Items of Business:
1.To elect five directors, one for a term of two years and four for a term of three years.
2.To amend the Articles of Incorporation of the Company to change its name from Herman Miller, Inc. to MillerKnoll, Inc.
3.To ratify the Audit Committee's selection of KPMG LLP as Herman Miller's independent registered public accounting firm for fiscal 2022.
4.To vote, on an advisory basis, to approve the annual compensation of the Named Executive Officers.
5.To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on August 13, 2021, will be eligible to vote at this year's Annual Meeting.

We encourage each shareholder to vote at your earliest convenience, by one of the following means:
•Visit www.proxyvote.com
•Call (within the U.S. or Canada) toll-free at 1-800-690-6903
•Sign and return your proxy card.

You may also vote at the meeting online by visiting www.virtualshareholdermeeting.com/MLHR2021 and following the instructions. Regardless of whether you expect to attend the virtual meeting online, please vote your shares in one of the ways listed above.

By order of the Board of Directors
Jacqueline H. Rice, General Counsel and Corporate Secretary
August 31, 2021

Herman Miller, Inc.
855 East Main Avenue
PO Box 302
Zeeland, Michigan 49464-0302
Proxy Statement Dated August 31, 2021
This Proxy Statement and the accompanying Proxy, which we are making available to shareholders on or about August 31, 2021, are furnished to the shareholders of Herman Miller, Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on October 11, 2021, at 10:30 am ET. Please note that this year's Annual Meeting will once again be held online rather than in person.

What is a proxy?
A proxy is your authorization for someone else to vote your shares for you in the way you want to vote and allows you to be represented at our Annual Meeting if you are unable to attend. When you complete and submit a proxy card, use the automated telephone voting system, or use the internet voting system, you are submitting a proxy. As used in this Proxy Statement, the terms “the Company,” “we,” “our,” and “us” all refer to Herman Miller, Inc. and its subsidiaries.

What is a proxy statement?
A proxy statement is a document the United States Securities and Exchange Commission (SEC) requires to explain the matters on which we are asking you to vote at our Annual Meeting by proxy and to disclose certain information that may be helpful to you in deciding how to vote.

Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?
To support our ongoing commitment to sustainability we are sending proxy materials primarily online to reduce the amount of paper used, while also reducing costs associated with mailing these materials.

On or about August 31, 2021, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our Annual Report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all information contained in this Proxy Statement and the Annual Report, and it provides you with information on voting.

If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice of Internet Availability of Proxy Materials on how to request to receive your materials in printed form on a one-time or ongoing basis.

Where is this year’s Proxy Statement available electronically?
You may view this Proxy Statement and the 2021 Annual Report electronically by visiting
www.hermanmiller.com/investors/annual-reports.

Who can vote?
Only record holders of our common stock at the close of business on August 13, 2021, can vote at the Annual Meeting. We refer to that date as the Record Date for the meeting. Each shareholder of record has one vote for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name on the records of our transfer agent, then you are the shareholder of record concerning those shares.

7 2021 Proxy Statement

If your shares are held in a stock brokerage account, by a bank, or other nominee, then the brokerage firm, bank, or other nominee is considered to be the shareholder of record concerning those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, or other nominee how to vote their shares. See “How can I vote?” below.

How can I vote?
If your shares are held in “street name,” follow the instructions provided by your brokerage firm, bank, or other nominee. If your shares are registered directly in your name on our records, you can vote in one of four ways:

•Online before the Annual Meeting: Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, seven days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for online voting is 11:59 pm ET, Sunday, October 10, 2021.

•By Telephone: Call toll-free 1 800 690 6903 and follow the instructions. You may do this at your convenience, 24 hours a day, seven days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for voting by phone is 11:59 pm ET, Sunday, October 10, 2021.

•In Writing: If you received a proxy card, complete, sign, and date the proxy card and return it in the return envelope that we provided with your proxy card.

•At the Annual Meeting: Log on to www.virtualshareholdermeeting.com/MLHR2021. You will be able to vote electronically and submit questions at this site.

If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, telephone, or internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for the five directors nominated by the Board of Directors; to approve the amendment to our bylaws to change the Company's name from Herman Miller, Inc. to MillerKnoll, Inc.; for the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 28, 2022; and for the non-binding advisory proposal to approve the compensation of our Named Executive Officers.

Can I revoke my proxy?
You may revoke a proxy at any time before the proxy is exercised by:

(1) delivering written notice of revocation to the Corporate Secretary of the Company, 855 East Main Street, P.O. Box 302, Zeeland, Michigan 49464-0302;

(2) submitting another properly completed proxy card that is later dated;

(3) voting by telephone at a subsequent time;

(4) voting online at a subsequent time; or

(5) voting at the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner that your brokerage firm, bank, or other nominee has prescribed.

Herman Miller, Inc., and Subsidiaries 8

How many votes do we need to hold the Annual Meeting?
To carry on the business of the meeting, we must have a quorum. This means that at least a majority of the shares that are outstanding and entitled to vote as of the Record Date must be in attendance at the Annual Meeting or by proxy.
Shares are counted as in attendance at the meeting if the shareholder has either:

•submitted a signed proxy card or other form of proxy (through the telephone or internet); or

•logged into the virtual meeting using their 16-digit control number and voted electronically during the meeting.

On the Record Date, there were 75,749,130 shares of common stock issued and outstanding. Therefore, at least 37,874,565 shares need to be present at the Annual Meeting for a quorum to be present.

What matters will be voted on at the meeting?
We are asking you to vote on: (i) the election of five directors, one for a term of two years expiring in 2023 and four to serve three-year terms expiring in 2024; (ii) an amendment to the Articles of Incorporation of the Company to change its name from Herman Miller, Inc. to MillerKnoll, Inc.; (iii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 28, 2022; and (iv) a non-binding advisory proposal on the compensation of our Named Executive Officers, otherwise known as a “say-on-pay” proposal. We describe these matters more fully in this Proxy Statement.

How many votes are needed for each proposal?
Under the Company’s majority vote standard for the election of directors (included in the Company’s Bylaws and described in more detail below), a nominee must receive a greater number of votes cast “for” his or her election than the number of votes “withheld” with respect to that director’s election in order to be elected. The approval of the proposed amendment to our Articles of Incorporation requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. The ratification of the appointment of our independent registered accounting firm requires the affirmative vote of a majority of the votes cast at the meeting. Because the “say-on-pay” vote is advisory, it will not be binding upon the Board of Directors or the Executive Compensation Committee of the Board.

The election of directors, the proposed amendment to our Articles of Incorporation, and the say-on-pay vote are considered non-routine matters. Consequently, if your shares are held in “street name,” the broker or other form of record holder cannot vote your shares on these matters unless it has received voting instructions from you.

Abstentions and broker non-votes, if any, will not be counted as votes cast but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will not affect on any of the matters presented for a vote at the Annual Meeting.

What happens if a nominee is unable to stand for re-election?
The Board may provide for a lesser number of directors or designate a substitute nominee by resolution. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than five nominees. We have no reason to believe any nominee will be unable to stand for re-election.

What alternatives do I have in voting on each of the proposals?
Except for the election of directors, you may vote “for,” “against,” or “abstain” on each proposal. In the election of directors, you may vote “for” or “withhold authority to vote for” each nominee.

How can I participate in the Virtual Annual Meeting?
You may attend and participate in the Annual Meeting online at www.virtualshareholdermeeting.com/MLHR2021. You will be able to vote electronically and submit questions during the meeting on this site. You will need the 16-digit control number that you received with your proxy card or Notice of Internet Availability to enter and attend the meeting.

9 2021 Proxy Statement

How can I ask questions during the Virtual Annual Meeting?
You may submit questions by logging in to the virtual meeting platform at www.virtualshareholdermeeting.com/MLHR2021, entering your 16-digit control number, typing your question into the "Ask a Question" field, and then clicking "Submit." Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Inappropriate questions, including those not pertinent to the meeting matters, relating to non-public material information, relating to pending litigation, or not otherwise suitable for the conduct of the Annual Meeting will not be addressed. Any questions pertaining to meeting matters, including those that cannot be answered during the meeting due to time constraints, will be posted online and answered at investors.hermanmiller.com.

How can I get help with technical support during the virtual meeting?
We will have technicians available to assist you with any technical difficulties you may have accessing the virtual meeting. For any technical assistance needed while participating in the Annual Meeting of Shareholders, please contact our virtual meeting service provider at 1-855-449-0991 (US) or +1-720-378-5962 (International).

Where do I find the voting results of the meeting?
We will announce voting results at the Annual Meeting if available. We will also disclose the voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on October 11, 2021
This Proxy Statement along with our Annual Report is available at www.hermanmiller.com/investors/annual-reports. You may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2021, as filed with the SEC, without charge upon written request to the Corporate Secretary of the Company, Herman Miller, Inc., 855 East Main Street, P.O. Box 302, Zeeland, Michigan 49464-0302.

Herman Miller, Inc., and Subsidiaries 10

Financial Highlights from Fiscal 2021
Company Performance
Net sales for fiscal 2021 of $2.47 billion reflected a year-over-year decrease of 0.9%. On an organic basis, which adjusts for changes in foreign currency translation rates and acquisitions, net sales decreased by 5.7%(1) compared to last fiscal year. The North America Contract business experienced a decline in net sales of 25% due to pressures from the global pandemic on commercial furnishings. International sales were 33% higher than last year on a reported basis and increased by 12%(1) on an organic basis behind the strength of a diversified geographic footprint and strong performance from the HAY brand. The Retail segment increased sales by 56% over the prior year and was driven by a range of opportunities and initiatives, including demand for home office solutions, expanded product assortment, enhanced digital capabilities, and the entrance into the gaming category.

Gross margin of 38.5% was 190-basis points higher than the prior fiscal year. Channel and product mix drove most of the increase, while slightly offset by rising commodity prices in the back half of the fiscal year. Operating expenses of $704(1) million were $12 million below the prior year due to well-managed operating expenses during the year. The Company reported GAAP-basis operating profits of $231 million for the fiscal year. On an adjusted basis, the Company delivered operating income of $246(1) million, which reflected an adjusted operating margin of 10%(1) for the fiscal year. This is an improvement over the prior year of 260 basis points. Consolidated diluted earnings per share of $2.92 and adjusted diluted earnings per share of $3.05(1) increased considerably compared to a loss per share of $0.15 and adjusted diluted earnings per share of $2.61(1), respectively, in the prior year. Operating cash flow generation of $332 million for the year represented an increase of $111 million over the prior year. The increased cash flows were deployed over the fiscal year on capital expenditures of $60 million to support the business and pay dividends totaling $35 million, along with an ending cash position of $396 million to support the funding required for the July acquisition of Knoll, Inc.

(1) Non-GAAP measurements; see accompanying reconciliations and explanations.
11 2021 Proxy Statement

Proposal #1 - Election of Directors
The Board of Directors of the Company has nominated Michael R. Smith, David A. Brandon, Douglas D. French, John R. Hoke III, and Heidi J. Manheimer for election as directors. Mr. Smith has been nominated to serve a two-year term until the 2023 annual meeting of shareholders; the other four nominees would each serve until the 2024 annual meeting. Each of the nominees is now serving as a director and, with the exception of Mr. Smith, has previously been elected as a director by our shareholders. Mr. Smith was appointed to the Board on June 21, 2021. The Board approved each of the nominees following the recommendation of our Governance and Corporate Responsibility Committee.

More information about the nominees, as well as directors who will continue in office following the annual meeting, is below. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy holders in the accompanying proxy will vote for the nominees named above. If any of the nominees becomes unavailable, which we do not anticipate, then the Board of Directors may designate substitute nominees at its discretion, in which event your proxy will be voted for such substituted nominees unless you have withheld authority to vote for directors. Shares cannot be voted for a greater number of people than the number of nominees named.

Our Bylaws provide that each director will be elected by the majority of the votes cast with respect to that director’s election at any meeting of shareholders for the election of directors, other than a contested election. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes “withheld” with respect to that director’s election. In a contested election, each director will be elected by a plurality of the votes cast with respect to that director’s election at the meeting. An election is considered contested if the number of nominees exceeds the number of directors to be elected at that meeting.

In an uncontested election of directors, any nominee for director who is already serving as a director and receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Against Vote”) is required to promptly tender his or her offer of resignation. Abstentions and broker non-votes are not counted as votes cast either “for” or “withheld” with respect to that director’s election. The Governance and Corporate Responsibility Committee of the Board will then promptly consider the offer of resignation submitted by a director receiving a Majority Against Vote, and that Committee will recommend to the Board whether to accept or reject the tendered offer of resignation.

The Board must act on the Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board believes to be relevant. The Company will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered, including a full explanation of the process by which the decision was reached and the reasons for rejecting the tendered resignation if applicable. Any director who tenders a resignation pursuant to those procedures may not participate in the Committee recommendation or the Board consideration regarding whether to accept the tendered resignation.

The Board of Directors currently consists of 11 directors, ten of whom are independent. The maximum number of directors for the Board is thirteen. Our Bylaws require that directors be divided into three classes, each class to be as nearly equal in number as possible. Members of each class hold office until the third succeeding annual meeting following their election and until their successors are duly elected and qualified or until their removal or resignation.

The Board of Directors recommends a vote FOR the election of each person nominated by the Board.

Information about the Nominees and Directors
Certain information with respect to the nominees for election at Annual Meeting, as well as each of the other directors, is included on the following pages, including their names, ages, a brief description of their recent business experience (including present occupations and employment), certain directorships that each person held during the last five years, and the year in which each person became a director of the Company. We also have included additional information about each director describing some of the specific experiences, qualifications, attributes, or skills that each director possesses which the Board believes has prepared them to be effective directors.
Herman Miller, Inc., and Subsidiaries 12

Nominees for Election as Directors for Terms to Expire in 2024

David A. Brandon, Age 69, Director since 2011

Principal Occupation(s) During Past Five Years: Chairman and CEO, Toys "R" Us, Inc., 2015 to 2018	Other Public Directorships: Domino's Pizza, Inc. DTE Energy Company

Mr. Brandon is the former Chairman and Chief Executive Officer of Toys "R" Us, Inc., a retailer of toys and juvenile products. Mr. Brandon joined Toys "R" Us in 2015 and officially left the company in May 2018. On September 18, 2017, Toys "R" Us filed a voluntary petition for relief under the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia (Richmond Division). Mr. Brandon served as the director of Intercollegiate Athletics at the University of Michigan from 2010 to 2014. Prior to that, he served as Chairman and Chief Executive Officer of Domino's Pizza, Inc., from 1999 to 2010, and his service as Chairman has continued to the present time.

Mr. Brandon's years of experience as a Chief Executive Officer of several publicly traded companies, his experience in global brand management, and his for-profit and non-profit board service bring a unique perspective to the Board of Directors.

Douglas D. French, Age 67, Director since 2002

Principal Occupation(s) During Past Five Years: Managing Director, Santé Health Ventures since 2007	Other Public Directorships: None

Mr. French has served as the founding partner of Santé Health Ventures, an early-stage healthcare venture fund, since 2007. Prior to joining Santé Health Ventures, he served as the President and Chief Executive Officer of Ascension Health, the largest not-for-profit health system in the US. Mr. French has also served as CEO for St. Mary's Medical Center and St. Vincent Health System, both of Midwest Indiana. He has more than three decades of health management experience, including serving as a director for numerous public and private companies.

Mr. French's governance experience, as well as his leadership roles and expertise in the health management industry, provides a valuable resource to management and the Board of Directors.

John R. Hoke III, Age 56, Director since 2005

Principal Occupation(s) During Past Five Years: Chief Design Officer, Nike, Inc. since 2017 Vice President, Nike Global Design, 2010 to 2017	Other Public Directorships: None

Since joining Nike, Inc., a marketer of athletic footwear, apparel, equipment, accessories, and services, in 1993, Mr. Hoke has led the communication of Nike's culture of creativity internally and externally. He is currently the Chief Design Officer of Nike, Inc., having previously served as Vice President of Global Design, inspiring and overseeing an international team of designers. Mr. Hoke has also served as a director to several not-for-profit organizations relating to art and design.
Mr. Hoke's design expertise, both domestically and internationally, including his leadership role in a major, global enterprise, brings an additional, insightful perspective to our Board of Directors.

13 2021 Proxy Statement

Nominees for Election as Directors for Terms to Expire in 2024 (continued)

Heidi J. Manheimer, Age 58, Director since 2014

Principal Occupation(s) During Past Five Years: Executive Chairman, Surratt Cosmetics LLC since 2017 Independent Consultant, 2015 to 2017	Other Public Directorships: None

Ms. Manheimer is the Executive Chairman of Surratt Cosmetics LLC, a customizable beauty products and cosmetics company. Ms. Manheimer served as the Chief Executive Officer of Shiseido Cosmetics America, a global leader in skincare and cosmetics, from 2006 to 2015, as President of US Operations from 2002 to 2006, and as Executive Vice President and General Manager from 2000 to 2002. Prior to that, she spent seven years at Barney's New York and seven years at Bloomingdales in the beauty care divisions, rising to senior leadership positions within each company. Ms. Manheimer currently sits on the Board of Directors of Burton Snowboards having been appointed in 2006. For many years, she has served on nonprofit and trade association boards, and she was elected Chairwoman of the Cosmetic Executive Women Foundation in 2014.

Ms. Manheimer’s extensive experience as a senior executive in the retail industry, experience with both eCommerce and international business practices, and service as a board member for both profit and nonprofit businesses provide a valuable resource to management and the Board of Directors.

Nominee for Election as Director for Term to Expire in 2023
Michael R. Smith, Age 57, Director since 2021

Principal Occupation(s) During Past Five Years: Executive Vice President and Chief Financial Officer, McCormick & Company, Incorporated	Other Public Directorships: None

Mr. Smith is Executive Vice President and Chief Financial Officer for McCormick & Company Incorporated. Over his 30-year career with the company he has served in a variety of financial leadership roles including Senior Vice President Capital Markets and Chief Financial Officer for North America, Chief Financial Officer for EMEA, Vice President Treasury and Investor Relations, and Vice President Finance and Administration for U.S. Consumer Products. Mr. Smith is a certified public accountant and prior to joining McCormick, he began his career at Coopers & Lybrand.
Mr. Smith's financial leadership in areas including strategic planning, cost management, shared services, and acquisitions will provide a critical perspective to management and the Board of Directors.

Herman Miller, Inc., and Subsidiaries 14

Directors Whose Terms Expire in 2022

Lisa A. Kro, Age 56, Director since 2012

Principal Occupation(s) During Past Five Years: Chief Financial and Administrative Officer, Ryan Companies since 2019 Co-Founder, Managing Director, Mill City Capital L.P., 2010 to 2018	Other Public Directorships: None

Ms. Kro is the Chief Financial and Administrative Officer at Ryan Companies, a national real estate services company. From 2010 to 2018 she co-founded and was Managing Director at the private equity firm Mill City Capital. From 2004 to 2010, Ms. Kro was the Chief Financial Officer and a Managing Director of Goldner Hawn Johnson & Morrison, also a private equity firm. Prior to joining Goldner Hawn, she was a partner at KPMG LLP, an international public accounting firm.

Ms. Kro's service in auditing, as well as her experience in the finance and capital environments, enable her to contribute to a number of financial and strategic areas of the Company. Her experience on other boards, including previously serving as the financial expert on the Audit Committee of another publicly traded company, contributes to the oversight of the Company's financial accounting controls and reporting.

Michael C. Smith, Age 51, Director since 2019

Principal Occupation(s) During Past Five Years: Co-founder and General Partner, Footwork since 2021 President and Chief Operating Officer, Stitch Fix, Inc., 2012 to 2021	Other Public Directorships: Ulta Beauty, Inc.

Mr. Smith is the Co-Founder and General Partner of Footwork Venture Capital, an early-stage venture capital firm. He previously served as President, Chief Operating Officer (COO), and interim Chief Financial Officer of Stitch Fix, an online personal styling platform with more than 2.9 million clients. Prior to Stitch Fix, he was COO at Walmart.com, overseeing all operations for a $5 billion division, including one of the most successful multi-channel offerings in the industry. Mr. Smith has been an innovative leader in the digital and fast-paced online consumer sectors for more than 15 years, with leadership positions in eCommerce, operations, customer experience, and finance. He joined Stitch Fix in 2012 and was instrumental in helping to scale the business from a small start-up to the innovative public company it is today.

Mr. Smith's expertise and passion for building smart, efficient, and customer-centric online experiences will help us improve our customer experience initiatives and the growth of our global businesses.

Michael A. Volkema, Age 65, Director since 1995

Principal Occupation(s) During Past Five Years: Chairman of the Board, Herman Miller, Inc. since 2000	Other Public Directorships: Wolverine Worldwide, Inc.

Mr. Volkema has been Chairman of the Board of Directors of Herman Miller, Inc. since 2000, serving as non-executive Chairman since 2004. He also served as CEO and President of the Company from 1995 to 2004. Mr. Volkema has more than 30 years of experience as a senior executive in the home and office furnishings industry. This experience includes corporate leadership, branded marketing, international operations, and public company finance and accounting through audit committee service.

Mr. Volkema is a key contributor to the Board based upon his knowledge of the Company's history and culture, operational experience, board governance knowledge, service on boards of other publicly held companies, and industry experience.

Directors Whose Terms Expire in 2023

Mary Vermeer Andringa, Age 71, Director since 1999

Principal Occupation(s) During Past Five Years: Chair Emeritus, Vermeer Corporation since January 2021 Chair of the Board, Vermeer Corporation since 2015 to 2020	Other Public Directorships: None

Ms. Andringa has been an executive officer of Vermeer Corporation, a leading manufacturer of agricultural, construction, environmental, and industrial equipment located in Pella, Iowa since 1989. She served as President and Chief Executive Officer of Vermeer from 2003 to 2014. At that time, she became Chief Executive Officer and Chair of the Board. She transitioned exclusively to Chair of the Board in 2015. In January 2021, Ms. Andringa transferred to Chair Emeritus of Vermeer. Ms. Andringa's tenure with Vermeer has spanned the gamut of functional expertise from marketing to international sales and acquisitions. With over 30 years of manufacturing experience, Ms. Andringa is past Chair of the National Association of Manufacturers which represents over 14,000 US-based manufacturing entities. Ms. Andringa served as the co-chair for the B20 Task Force for Small and Medium Enterprises from 2014 to 2018. The B20 is a group of business leaders from the G20 countries who develop and advise the political leaders for the G20 on proposals to improve global growth.
Ms. Andringa's experience as a Chief Executive Officer coupled with her focused efforts on lean manufacturing, continuous improvement initiatives, and her involvement in international product sales and distribution, provide an important resource to management and the Board of Directors.

Andi R. Owen, Age 56, Director since 2018

Principal Occupation(s) During Past Five Years: President and CEO, Herman Miller, Inc. since 2018 Global President, Banana Republic, 2014 to 2017	Other Public Directorships: Taylor Morrison Home Corporation

Ms. Owen serves as the Company’s President and Chief Executive Officer, effective as of August 22, 2018. Prior to joining Herman Miller, she served a 25-year career at Gap Inc., where she most recently acted as Global President of Banana Republic, leading 11,000 employees in over 600 stores across 27 countries.

Ms. Owen is the only member of company management on the Board of Directors. She has developed a diversified skill set that aligns with the strategic direction of Herman Miller today, ranging from digital and omni-channel transformation to design, development, and supply chain management, making her an important contributor to the Board.

Candace S. Matthews, Age 62, Director since 2020

Principal Occupation(s) During Past Five Years: Chief Reputation Officer, Amway, 2019 to May 2021 Regional President Americas, Amway, 2014 to 2020 Chief Marketing Officer, Amway, 2007 to 2014	Other Public Directorships: Société Bic S.A. AptarGroup, Inc.

Ms. Matthews is the former Chief Reputation Officer of Amway Corporation, a leading health and wellness company and the world’s largest direct selling channel. Her tenure at Amway includes serving as Regional President Americas from 2014 to 2020 and Chief Marketing Officer from 2007 to 2014. Ms. Matthews has over 20 years of leadership experience across a variety of highly competitive consumer-product industries, including L’Oréal S.A., the Coca-Cola Company, CIBA Vision Corporation, Bausch + Lomb, Procter & Gamble, and General Mills. She currently sits on the Board of Directors of Société Bic S.A., having been appointed in 2017 and was appointed to the Board of Directors of ApTar Group, Inc. in June 2021.

Ms. Matthews’ extensive experience in corporate social responsibility, consumer marketing, and brand management will bring significant expertise as we continue to accelerate our focus on strategic growth and culture building objectives.

The Governance and Corporate Responsibility Committee has not received any nominations from any of our shareholders in connection with our 2021 Annual Meeting.
15 2021 Proxy Statement

Corporate Governance and Board Matters
Board Governance Guidelines
Our Board of Directors is committed to sound and effective corporate governance practices, ethical conduct, and strong oversight of enterprise risk management, and compensation. These practices reflect the Board's long-standing philosophy that a proper structure, appropriate policies and procedures, and reflective cultural factors provide the cornerstone to good governance. The Board documented those practices by adopting our Board Governance Guidelines (Guidelines). These Guidelines address director responsibilities, the composition of the Board, required Board meetings and materials, Board Committee composition and responsibilities, and other corporate governance matters. Under the Guidelines, a majority of the members of our Board must qualify as independent under the listing standards of the NASDAQ National Markets. Our Guidelines also require the Board to have, among other Committees, an Audit Committee, an Executive Compensation Committee, and a Governance and Corporate Responsibility Committee, and that each member of those Committees qualifies as an independent director under the NASDAQ listing standards. Our Guidelines, as well as the charters of each of the foregoing Committees, are available for review on our website at www.hermanmiller.com/governance.

Leadership Structure
The Guidelines, with respect to the position of Chief Executive Officer (CEO) and Chairperson, state that “the Board believes the roles of CEO and Chairperson should normally be separated. If the positions are combined, the Board will closely monitor the performance and working relationship between the CEO/Chairperson and the Board and will establish a Lead Director to act as a liaison between directors and the CEO/Chairperson and who chairs meetings of the independent directors.” Consistent with our Guidelines, the roles of CEO and Chairperson are currently separate. Mr. Volkema currently serves as Chairman of the Board. As Mr. Volkema is not an employee of the Company, he serves as a non-executive Chairman.

The Board's Role in Risk Oversight
The Company's management annually engages in an enterprise risk management process, the key output of which is a series of risk matrices intended to identify and categorize strategic risks. The matrices also identify (1) those members of senior management who are responsible for monitoring each major risk, and (2) whether that risk is reviewed by the Board or a Committee of the Board. The development of the matrices is facilitated by our Business Risk Group (the internal audit function of the Company), through discussions with executive and senior management. Management and the Business Risk Group annually review and discuss the (1) risk assessment process, (2) top enterprise risks, and (3) mitigation plans to address the top enterprise risks with the Audit Committee and full Board, as appropriate.

During the past fiscal year, the Business Risk Group reviewed our compensation policies and practices to determine if those policies or practices are reasonably likely to have a material adverse impact on the Company. The Business Risk Group conducted its review and provided a report to the Audit Committee in April 2021. In conducting its review of the compensation plans, the Audit Committee considered both the structure of the compensation plans and the presence of risk mitigating features such as caps, multi-year earning requirements, vesting provisions, and clawback provisions. Based on the evaluation, the Audit Committee concurs with management's determination that our compensation policies and practices are not reasonably likely to create a material adverse impact on the Company.

Under the Guidelines, the Board of Directors is responsible for evaluating CEO performance, monitoring succession planning, reviewing the Company's major financial objectives, evaluating whether the business is being properly managed, and overseeing the processes for maintaining the integrity of the Company with respect to our financial statements, public disclosures, and compliance with laws. The Board has delegated the primary oversight for managing the risk with respect to some of these to various Board Committees as described in the Committee charters.

Code of Conduct
Our Board has adopted a Code of Conduct that applies to all our employees, officers, and directors. This code also serves as the code of ethics for our CEO and senior financial officers. This code is posted on our website at www.hermanmiller.com/legal/corporate-code-of-conduct. Any changes to or waivers of the code must be approved by the Board of Directors and will be disclosed on our website. The Code of Conduct was last materially modified in July
Herman Miller, Inc., and Subsidiaries 16

2021. The Code of Conduct is reviewed annually; there were no modifications to or waivers of the code in fiscal 2021. The Code of Conduct meets the requirements of the NASDAQ listing standards.

Determination of Independence of Board Members
As required by our Guidelines, our Board has determined that each of our directors, other than Ms. Owen, qualifies as an “independent director,” as defined in the NASDAQ listing standards, and that none of those independent directors has a material relationship with the Company. The Board's determination was made as a result of its review of a summary of completed individual questionnaires addressing the nature and extent of each member's relationship with the Company and taking into consideration the definition of “Independent Director” under the NASDAQ rules.
Our Board also determined that each member of the Audit Committee, Governance and Corporate Responsibility Committee, and Executive Compensation Committee, meets the independence requirements applicable to those Committees as prescribed by the NASDAQ listing standards and, as to the Audit Committee, the applicable rules of the SEC.

Meeting Attendance
Each of our directors is expected to attend all meetings of the Board and applicable Committee meetings, and directors are encouraged to join the webcast for the Annual Meeting. All of our then-current directors did so for our 2020 Annual Shareholders Meeting. During fiscal 2021, the Board held six meetings; each director attended 100%
of the aggregate number of meetings of our Board and Board Committees on which they served. Consistent with the requirements of our Guidelines, the independent members of our Board met in executive sessions without the presence of management after each regularly scheduled Board meeting.

Communications with the Board
Shareholders and other parties interested in communicating directly with one or more of our directors may do so by writing to us, c/o Corporate Secretary, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302. The Corporate Secretary will forward all relevant correspondence to the director or directors to whom the communication is directed.

Director Nominations
Our Bylaws contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year's Annual Meeting of Shareholders and, with respect to any special meeting of shareholders, written notice must be provided no later than the close of business on the 10th day following the date on which the meeting is first publicly announced or, if there is no announcement, the 10th day following the date on which the notice of that meeting was first sent to our shareholders. The notice must include (1) the name and address of the shareholder providing notice and of the person or persons nominated, including information on the securities of the Company held by those individuals, including any derivative securities, the details of which are set forth in our Bylaws; (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to attend the meeting in person or by proxy; (3) for each proposed nominee, (a) all information relating to that person that would be required to be disclosed in a Proxy Statement required to be made in connection with solicitations or proxies for election of directors in a contested election pursuant to Section 14 of the Securities and Exchange Act of 1934 (including that person's written consent to be named in the Proxy Statement as a nominee and to serve as a director if elected), and (b) a description of all direct and indirect compensation and other material monetary arrangements existing during the past three years, as well as any other material relationships between or among the shareholders (and beneficial owner, if any) and their respective affiliates and associates and the proposed nominee and his or her respective affiliates and associates, including all information required to be disclosed pursuant to Rule 404 under Regulation S-K; and (4) the completed and signed questionnaire from each nominee with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made.

Our Governance and Corporate Responsibility Committee is responsible for reviewing the qualifications and independence of the members of the Board. To meet the needs of the Company in a rapidly changing environment, the
17 2021 Proxy Statement

Guidelines explain that the Company requires a high-performance Board of Directors whose members subscribe to our values and meet the specific resource needs of the business. To that end, the Governance and Corporate Responsibility Committee considers a number of factors it deems appropriate when considering candidates for the Board; such factors may include experience and knowledge of the Company's history and culture; technical experience and backgrounds such as manufacturing, design, marketing, technology, finance, management structure, and philosophy, experience as a senior executive of a public company; and diversity. The Governance and Corporate Responsibility Committee may also consider experience in a variety of industries in annually assessing and reviewing the current slate of directors and potential director candidates as the need arises. The Governance and Corporate Responsibility Committee is responsible for assessing the appropriate skills and characteristics required of Board members. These factors, and others as considered useful by the Governance and Corporate Responsibility Committee or the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As referenced above, the Board appointed Michael R. Smith to the Board on June 21, 2021, based upon the recommendation of management, and his excellent attributes and qualifications, including his extensive global financial management expertise.

A shareholder may also make a recommendation to the Governance and Corporate Responsibility Committee regarding any individual that the shareholder desires the Committee to consider for possible nomination as a candidate for election to the Board. The Board evaluates all candidates, including those that shareholders recommend, in the same manner and under the same standards.

Under our Bylaws and Governance Guidelines, no person may be elected as a director after he or she attains age 72, and a director who attains age 72 while in office is required to tender his or her written resignation, which resignation shall be effective as of (or no later than) the annual meeting of shareholders at or immediately after such person attains age 72.

Herman Miller, Inc., and Subsidiaries 18

Board Committees
Our Board has four standing Committees. Committee responsibilities are detailed in written charters. These charters are available on our website at www.hermanmiller.com/charters. The Committees are as follows:

Governance and Corporate Responsibility Committee
We have a Governance and Corporate Responsibility Committee (previously referred to as the Nominating and Governance Committee) comprised of Mary Vermeer Andringa (chair), John R. Hoke III, and Candace S. Matthews. The Governance and Corporate Responsibility Committee develops and recommends governance standards and policies and board compensation to the Board, including that of the Chairman of the Board. In addition, the Committee identifies and recommends candidates for election to the Board. The Committee also reviews and assesses the effectiveness of the Company's goals and objectives relating to environmental, social, and governance responsibility, stewardship, and sustainability practices, and recommends to the Board such measures and actions deemed appropriate by the Committee. The Committee met four times during the last fiscal year.

Audit Committee
We have an Audit Committee comprised of Lisa A. Kro (chair), Michael C. Smith, and Michael R. Smith. The Board has determined that Ms. Kro is qualified as an “Audit Committee financial expert” within the meaning of the applicable SEC regulations. This Committee, composed entirely of independent directors under the applicable listing standards of the NASDAQ listing requirements, as well as the requirements of the Sarbanes-Oxley Act of 2002, is responsible for overseeing management's reporting practices, internal controls, compliance framework, and enterprise risk management on behalf of the Board of Directors, including overseeing and regularly evaluating (quarterly) the Company's cybersecurity risks, which are regularly reported to and discussed among members of the Board of Directors. The Committee is also responsible for appointing, approving the compensation of, and overseeing our independent registered public accounting firm. The Audit Committee met eight times during the last fiscal year.

Executive Compensation Committee
We have an Executive Compensation Committee comprised of David A. Brandon (chair), Douglas D. French, and Heidi J. Manheimer. The Executive Compensation Committee recommends the annual executive incentive plan and the annual compensation of our Chief Executive Officer and President to the Board, approves the annual compensation and executive incentive plan for other executive officers, approves the grants of employee equity awards, and acts as the administrative Committee for our equity-based compensation plans. A description of the Committee's processes and procedures for the consideration and determination of executive and director compensation is set forth under the caption “Compensation Discussion and Analysis - Executive Summary” in this Proxy Statement. The Committee met four times during the last fiscal year.

Executive Committee
We have an Executive Committee comprised of Michael A. Volkema (chair), Mary Vermeer Andringa, David A. Brandon, and Lisa A. Kro. The Executive Committee acts from time to time on behalf of the Board in managing our business and affairs (except as limited by law or our Bylaws) and is delegated certain assignments and functions by the Board of Directors. The Committee met six times during the last fiscal year.

Executive Compensation Committee Interlocks and Insider Participation
No member of the Executive Compensation Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party except as noted under Certain Relationships and Related Party Transactions. In addition, no current executive officer of the Company has ever served as a member of the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Executive Compensation Committee.

19 2021 Proxy Statement

Proposal #2 - Proposal to Amend the Articles of Incorporation of the Company to Change its Name from Herman Miller, Inc. to MillerKnoll, Inc.
On July 13, 2021, our Board unanimously approved an amendment to our Restated Articles of Incorporation (our Articles) to change our corporate name from "Herman Miller, Inc." to "MillerKnoll, Inc.". The Board believes it is in the Company's and our shareholders' best interests to effect the name change and recommends to our shareholders the approval and adoption of the name change amendment (the "Amendment").

Reason for the Amendment
Effective July 19, 2021, we completed the acquisition of Knoll, Inc. As we discussed and disclosed previously, the transaction resulted in the combination of iconic and distinct brands in our industry. To better reflect the combination of those brands and enhance the continuing recognition and preservation of those brands, management and the Board determined that it is in the best interest of our shareholders to change the Company's name to "MillerKnoll, Inc." In addition, the Company conducted significant market research regarding the use of this combined name.

We chose MillerKnoll as the name of our company because it recognizes and celebrates the substantial brand legacies established by both Herman Miller and Knoll, while also allowing each brand to continue to thrive as independent brands. Anchored by two strong heritage brands, MillerKnoll becomes the common thread that brings us all together as part of a collective of design-driven brands, including the people and products that make each of our 19 brands unique.

Effects of the Amendment
The Board has adopted resolutions setting forth the proposed Amendment in the form of an Amendment to Article I of our Articles. For the reasons set forth above, our Board recommends that our shareholders approve the Amendment. The following is the text of the proposed Amendment to Article I of our Articles:

"The name of the Corporation is MillerKnoll, Inc."

If approved, the Amendment will become effective upon the filing of the Amendment with the Michigan Department of Licensing and Regulatory Affairs, which will occur as soon as reasonably practicable following the Annual Meeting.
If the Amendment becomes effective, the rights of our shareholders holding certificated shares under currently outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates, nor will it be necessary for shareholders with certificated shares to surrender or exchange any stock certificates they currently hold as a result of the name change. Any new stock certificates that are issued after the name change becomes effective will bear the name "MillerKnoll, Inc."

Following the name change, our shares will continue to be listed in the NASDAQ Market System; however we are exploring a change to our stock ticker to reflect the new name.

Vote Required
The approval of the Amendment to our Articles requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, abstentions and broker non-votes will have the same effect as a vote against this proposal. The Board recommends that the shareholders vote "FOR" this proposal.

The Board of Directors has determined that the proposed amendment is desirable, in the best interest of our shareholders, and recommends a vote FOR its approval.

Herman Miller, Inc., and Subsidiaries 20

Proposal #3 - Ratification of Audit Committee's Selection of Independent Registered Public Accounting Firm
Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 28, 2022. Representatives of KPMG LLP will participate in the Annual Meeting of Shareholders and will be available to respond to appropriate questions submitted in advance. Shareholders may submit questions in advance online at www.virtualshareholdermeeting.com/MLHR2021. The KPMG LLP representatives will have the opportunity to make a statement if they so desire.

Although the submission of this matter for approval by shareholders is not legally required, our Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of our shareholders. If our shareholders do not approve the selection of KPMG, the selection of this firm as our independent registered public accounting firm will be reconsidered by the Audit Committee. This ratification of the appointment of KPMG requires the affirmative vote of a majority of the votes cast on this proposal. Unless otherwise instructed by you, brokers, banks, and other street name holders will have the discretionary authority to vote your shares on this matter.

The Board of Directors recommends a vote FOR this proposal to ratify the appointment of KPMG LLP as our company’s independent registered public accounting firm for fiscal 2022.

Disclosure of Fees Paid to Independent Auditors
The following table summarized the aggregate fees billed to us by KPMG LLP for the fiscal years ended May 30, 2020, and May 29, 2021.

Fiscal Year Ended (in millions)	May 30, 2020	May 29, 2021
Audit Fees (1)	$2.6	$2.5
Audit-Related Fees	—	—
Tax Fees (2)	0.3	0.3
Total	$2.9	$2.8
(1)Includes fees billed for the audit of and accounting consultations related to our consolidated financial statements included in our Annual Report on Form 10-K, including the associated audit of our internal controls, the review of our financial statements included in our quarterly reports on Form 10-Q, and services in connection with statutory and regulatory filings.
(2)Includes fees billed for tax compliance, tax advice, and tax planning.

Our Audit Committee has adopted a policy for pre-approving services performed by our independent registered accounting firm and other firms. This policy requires the Audit Committee's pre-approval of all services that may be provided by our independent registered public accounting firm and certain audit services provided by other firms. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

21 2021 Proxy Statement

Report of the Audit Committee
Our Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the Company; the audits of our financial statements and Management’s assessment of internal controls; the qualifications of the public accounting firm engaged as the Company’s independent registered public accounting firm; and the performance of our internal auditors and independent registered public accounting firm. The Committee’s function is more fully described in its charter, which the Board has adopted and is available on our website at www.hermanmiller.com/content/dam/hermanmiller/documents/investors/audit_committee_charter.pdf. The Committee reviews the charter on an annual basis. The Board annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that each member of the Committee meets that standard.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Our independent registered public accounting firm, KPMG, LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with US Generally Accepted Accounting Principles (GAAP). KPMG, LLP is also responsible for auditing and providing an opinion on the effectiveness of our internal control over financial reporting.

The Audit Committee of the Herman Miller Inc. Board of Directors (Committee or we) has reviewed and discussed with Management and KPMG, LLP the Company’s audited financial statements for the year ended May 29, 2021, Management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and KPMG, LLP’s evaluation of our internal controls over financial reporting.

The Committee has discussed with KPMG, LLP the results of the independent auditors’ examinations and the judgments of the independent auditors concerning the quality, as well as the acceptability, of the Company’s accounting principles and such other matters that we are required to discuss with the independent auditors under applicable rules, regulations, or generally accepted auditing standards, including the matters required to be discussed by applicable rules of the Public Company Accounting Oversight Board (PCAOB). We have also received and reviewed the written disclosures and the letter from KPMG, LLP per the applicable requirements of the PCAOB regarding KPMG, LLP's communications with the Audit Committee around independence and we have discussed with KPMG, LLP their independence including a consideration of the compatibility of non-audit services with their independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Form 10-K Report for the year ended May 29, 2021, and we selected KPMG, LLP as the independent auditor for fiscal 2022. The Board is recommending that shareholders ratify that selection at the annual meeting.

Lisa A. Kro (Chair)	Michael C. Smith	Michael R. Smith

Herman Miller, Inc., and Subsidiaries 22

Proposal #4 - Proposal to Approve, on an Advisory Basis, the Compensation Paid to the Company's Named Executive Officers
Consistent with our Board's recommendation, as approved by our shareholders and as required pursuant to Section 14A of the Securities Exchange Act, we allow our shareholders the opportunity to vote on the compensation of our Named Executive Officers (Say on Pay) on an advisory and annual basis. Thus, you are asked to vote upon the following resolution at this year's annual meeting.

The Executive Compensation Committee (Committee) has considered the results of the 2020 advisory vote on executive compensation in which more than 96% of the votes cast were voted for the approval, on an advisory basis, of the compensation of our Named Executive Officers as described in the 2020 Proxy Statement. Consistent with those voting results, the Committee believes that the total compensation paid to the Chief Executive Officer and the other Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, is fair and appropriate and should be approved by our shareholders. The compensation of the Named Executive Officers is designed to vary with the results of the business and reward consistent improvement in the results delivered to shareholders. The incentive compensation each executive earns each year is directly tied to our financial and operational performance against the criteria approved by the Committee and Board. The Committee believes that the compensation paid to each Named Executive Officer, as disclosed in the Compensation Discussion and Analysis, is appropriate in light of the Company's and the officer's performance during the fiscal year. In addition, each of the elements of compensation, and the total compensation opportunity at target for each officer, has been benchmarked against comparable positions in the competitive market. While the Committee elected to make some modifications to our traditional programs in the near-term to recognize the impact of COVID-19 and the criticality of the work that management is doing and continues to do, we believe our programs and the Committee's governance of the programs remains exceptionally strong.

Shareholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed in the Company's Proxy Statement for this annual meeting pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and narrative disclosure, is hereby APPROVED."

The Board of Directors recommends a vote FOR this proposal.

This vote is advisory and non-binding; however, the Board of Directors and Committee will review and consider the voting results in connection with future deliberations concerning our executive compensation program.

23 2021 Proxy Statement

Voting Securities and Principal Shareholders
On August 13, 2021, we had 75,749,130 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 13, 2021, the Record Date for the Annual Meeting fixed by our Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by Broadridge Financial Solutions, Inc. As of August 13, 2021, no person was known by management to be the beneficial owner of more than 5% of our common stock, except as follows.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	8,622,512	11.38
55 East 52nd Street
New York, NY 10055
The Vanguard Group, Inc.(2)	7,381,513	9.74
100 Vanguard Blvd.
Malvern, PA 19355
AllianceBernstein L.P.(3)	5,280,657	6.97
1345 Avenue of the Americas
New York, NY 10105
(1)This information is based solely upon information as of December 31, 2020, contained in a filing with the SEC on January 27, 2021, by BlackRock, Inc. with respect to Herman Miller shares, including notice that it has, along with certain institutional investment managers for which it is the parent holding company, sole voting power as to 7,203,084 shares and sole dispositive power as to 7,460,321 shares and information as of December 31, 2020, contained in a filing with the SEC on January 29, 2021, by BlackRock, Inc. with respect to Knoll, Inc. shares, including notice that it has, along with certain institutional investment managers for which it is the parent holding company, sole voting power as to 3,528,119 shares and sole dispositive power as to 3,631,848 shares. Ownership in Knoll, Inc. shares were converted to Herman Miller shares using the merger consideration ratio of 0.32, which equates to 1,162,191 Herman Miller shares included in the beneficial ownership total.
(2)This information is based solely upon information as of March 31, 2021, contained in a filing with the SEC on April 12, 2021, by The Vanguard Group Inc. with respect to Herman Miller shares, including notice that it has sole dispositive power as to 5,811,347 shares, shared voting power as to 60,530 shares, and shared dispositive power as to 112,062 shares and information as of December 31, 2020, contained in a filing with the SEC on February 10, 2021, by The Vanguard Group Inc. with respect to Knoll, Inc. shares, including notice that it has sole dispositive power as to 4,468,330 shares, shared voting power as to 49,023 shares, and shared dispositive power as to 88,246 shares. Ownership in Knoll, Inc. shares were converted to Herman Miller shares using the merger consideration ratio of 0.32, which equates to 1,458,104 Herman Miller shares included in the beneficial ownership total.
(3)This information is based solely upon information as of June 30, 2021, contained in a filing with the SEC on July 30, 2021, by AllianceBernstein L.P. with respect to Herman Miller shares, including notice that it has sole voting power as to 4,481,898 shares, sole dispositive power as to 5,182,438 shares and information as of June 30, 2021, contained in a filing with the SEC on July 30, 2021, by AllianceBernstein L.P. with respect to Knoll, Inc. shares, including notice that it has investment discretion as to 306,937 shares. Ownership in Knoll, Inc. shares were converted to Herman Miller shares using the merger consideration ratio of 0.32, which equates to 98,219 Herman Miller shares included in the beneficial ownership total.

Herman Miller, Inc., and Subsidiaries 24

Director and Executive Officer Information
Security Ownership of Directors
The following table shows, as of August 13, 2021, the number of shares beneficially owned by each of the nominees and directors. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all their respective shares.

Name	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Mary Vermeer Andringa	37,017	0.05
David A. Brandon(2)	16,809	0.02
Douglas D. French(2)	12,162	0.02
John R. Hoke III	31,822	0.04
Lisa A. Kro	22,236	0.03
Candace S. Matthews	3,013	—
Heidi J. Manheimer	19,119	0.03
Andi R. Owen	see table below
Michael C. Smith	5,726	0.01
Michael R. Smith	85	—
Michael A. Volkema	125,000	0.17
(1)Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.
(2)Excludes 2,250 Shares held in Mr. Brandon's deferred compensation account and 3,969 shares held in Mr. French's deferred compensation account.

Security Ownership of Management
The following table shows, as of August 13, 2021, the number of shares beneficially owned by each of the Named Executive Officers (NEOs) identified in the executive compensation tables of this Proxy Statement, and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all their respective shares.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Andi R. Owen	215,889	0.29
Jeffrey M. Stutz	148,203	0.2
B. Ben Watson	106,329	0.14
Debbie F. Propst	25,112	0.03
Megan Lyon	26,354	0.03
All executive officers and directors as a group (22 persons)(3)	904,304	1.19
(1)Includes the following number of shares with respect to which the NEOs have the right to acquire beneficial ownership under stock options exercisable within 60 days: 210,827 shares for Ms. Owen; 112,631 shares for Mr. Stutz; 75,741 shares for Mr. Watson; and 24,018 shares for Ms. Propst; 23,033 shares for Ms. Lyon. Includes the following number of deferred equity units; 4,013 units for Mr. Stutz.
(2)Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.
(3)Included in this number are 505,649 shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options exercisable within 60 days. Includes the following number of deferred equity units 4,888.

25 2021 Proxy Statement

Letter from the Executive Compensation Committee Chair
Dear fellow Herman Miller shareholder,

While fiscal 2021 brought a continuation of pandemic-related challenges, the story for Herman Miller proved to be one of growth, momentum, and decisive action. As a result of the management;s diligent and evolving response to the pandemic, we outperformed the financial plan set at the beginning of the fiscal year. Our broad product portfolio, differentiated sales channels, and extensive distribution capabilities enabled Herman Miller to manage through the pandemic, despite the unprecedented challenges.

Given the uncertainty we faced as we entered fiscal 2021, management and the Board of Directors took aggressive steps to manage cash and liquidity. This included implementing a number of compensation-related actions, including temporary pay reductions for all salaried employees and salary deferrals for the leadership team, suspension of both the annual merit increase and the traditional annual bonus program, as well as suspension of US retirement plan contributions. We approached these decisions with the same strong governance and oversight we have always applied to our compensation programs.

Throughout the fiscal year, the Executive Compensation Committee adapted its decision making in response to the circumstances created by the pandemic. While we suspended our traditional fiscal 2021 bonus plan, we implemented an alternative plan based on Herman Miller’s business plan, limiting the maximum payout to 100% of normal target levels. At the close of the fiscal year, the Committee approved a 100% payout of that plan based on the Company’s outperformance of the business plan and considering:

•The Committee’s review of Herman Miller’s fiscal 2021 performance compared to the business plan;
•Herman Miller’s response to the COVID-19 pandemic include managing expenses, liquidity, and employee safety; and
•Management’s continued execution against strategic priorities.

Given the increasingly stable business performance as the fiscal year progressed, we were able to restore all other fiscal 2021 compensation reductions by end of the year. The Committee also approved vesting of July 2018 relative TSR awards at 86%, based on share price performance compared to our peer group. The July 2018 HMVA awards did not meet threshold performance and did not vest.

Entering fiscal 2022, the Committee has decided to return to our historical compensation approach, with the following exceptions:

•The annual bonus program has been reinstated, with adjusted operating income performance goals being set and measured separately for the first half and the second half of the fiscal year, respectively. This approach reflects the ongoing uncertainty surrounding global pandemic mitigation efforts, while also signaling our overall confidence in Herman Miller’s ability to overcome these lingering challenges. Company performance for the two time periods will be combined to determine the annual bonus payout level, which will be paid at the end of the fiscal year.
•Herman Miller’s long-term incentive program will return to its normal structure and July grant timing. The long-term incentive award will be allocated as follows: 50% PSUs, 25% RSUs, and 25% stock options; our typical relative TSR modifier will apply to the PSU awards
•The PSU component of the long-term incentive award will comprise a three-year performance period with annual goals being set in the following categories:
•40% weight on adjusted operating income performance
•40% weight on revenue performance
•20% weight on non-financial metrics, focusing on key initiative areas such as employee engagement; employee diversity, equity, and inclusion; customer satisfaction; and key opportunity win rate conversion.

Herman Miller, Inc., and Subsidiaries 26

While overall uncertainty persists, we remain confident in Herman Miller’s ability to navigate these and other challenges that may arise. The Executive Compensation Committee is confident that our executive compensation programs are structured to drive the behaviors and the results that are in the best long-term interest of our shareholders.

Sincerely,
David A. Brandon
Chair, Executive Compensation Committee
27 2021 Proxy Statement

Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the material elements of our executive compensation program. It also provides an overview of the specific decisions the Executive Compensation Committee made for our NEOs for fiscal 2021, including the key factors that the Executive Compensation Committee considered in determining the compensation arrangements. The Committee’s decisions reflected the unique circumstances and challenges presented by the pandemic.

Executive Officers Covered by this Compensation Discussion and Analysis
We are required to provide information regarding our compensation policies and decisions related to our President and Chief Executive Officer, our Chief Financial Officer, and the three other most highly-compensated executive officers serving as executive officers at the end of the fiscal year. We refer to the foregoing individuals for whom disclosure is required as our Named Executive Officers (NEOs). We intend this Compensation Discussion and Analysis to provide information regarding, among other things, the overall objectives of our compensation program and each element of compensation provided to the NEOs.

The NEOs for fiscal 2021 and their titles are listed in the following table:

Name	Title
Andi R. Owen	President and Chief Executive Officer (CEO)
Jeffrey M. Stutz	Chief Financial Officer (CFO)
B. Ben Watson	Chief Creative Officer
Debbie F. Propst	President, Herman Miller Group Retail
Megan Lyon	Chief Strategy Officer

Executive Summary
Impact of COVID-19 Pandemic on Our Business
Our fiscal year began approximately two months after the COVID-19 pandemic struck the United States. Herman Miller responded to the challenges brought about by the COVID-19 pandemic, by maintaining focus on the continued execution of our strategic priorities, while adapting to the extraordinary circumstances of the pandemic. We adapted our workplace policies and practices to keep our employees safe and took a number of actions to manage expenses and preserve liquidity. We executed several cost management actions, including instituting pay reductions for all salaried staff. We suspended merit increases for the fiscal year and suspended US retirement plan contributions. As the business stabilized throughout the fiscal year, we were able to reinstate these programs. In addition, Ms. Owen and her leadership team deferred portions of their remaining salaries.

Impact of COVID-19 Pandemic on Our Compensation Programs
The Executive Compensation Committee (Committee) and management determined that maintaining liquidity and profitability, as well as charting a path to restore shareholder value, were paramount. As such, key compensation actions taken by the Committee reflected these priorities and included:

•The Committee took a holistic view of compensation. The Committee elected to review the potential impacts of COVID-19 on the business and executive compensation holistically. The Committee reviewed the status of outstanding programs, considered the compensation elements available, and acted as necessary over the course of the year, favoring measured action across the fiscal year over any significant one-time changes.

•The Committee elected to suspend our traditional annual incentive plan design. The tremendous amount of uncertainty at the start of the fiscal year, including when we would be able to manufacture and deliver products to our customers, and the volatile economic environment made it challenging to set objective financial goals. While the Board approved a 2021 business plan that anticipated the impact of the pandemic based on what was known at the time, the Committee acknowledged the ongoing uncertainty and determined that no above-target opportunity would be provided. As a result, the Committee capped the potential payout of our 2021 annual incentive plan at target.
Herman Miller, Inc., and Subsidiaries 28

•The Committee approved a modified approach to granting long-term incentive awards in fiscal 2021. The Committee chose to retain the performance orientation of our long-term incentive program but modified the mix and timing of grants to reflect the challenges of setting multi-year goals due to the extraordinary impact of the pandemic. The Committee granted 60% of each NEO’s target long-term incentive award in July of 2020, per our historical practice, split evenly between RSUs and stock options; the remaining 40% of target value was granted in January of 2021 in the form of PSUs. Because the ability to establish multi-year financial and operating goals did not improve sufficiently over the first half of the fiscal year, the Committee elected to utilize relative TSR as the sole performance metric for the PSUs and reduce the maximum payout from 200% of target to 125% of target.

•The Committee awarded performance-based awards tied to shareholder value creation to select employees, including the NEOs. As disclosed in last year’s proxy, in fiscal 2021, the Committee approved a grant of premium-priced stock options to approximately 60 key employees, including the NEOs. The premium-priced option awards were intended to further align the key employees with the goal of increasing shareholder value. These awards enhanced the focus on the long-term impact of the critical steps management was taking, and needed to continue to take, to aid in the recovery from the effects of the COVID-19 pandemic on the business and position the Company for future growth. The Board determined to grant premium-priced stock options, as opposed to other forms of incentive compensation, because of the long-term nature of options and their direct alignment with share price appreciation. These options vest ratably over a three-year period and only have value if our stock price increases by more than 10% from the stock price on the date of grant.

Fiscal 2021 Company Performance
While demand for the Company's products and services, particularly in the Contract channel of the business, was adversely impacted, our multi-channel go-to-market approach enabled us to serve customers where, and how, they needed to be served. In addition, the investments we made in people, technology, and products positioned us well to capitalize on emerging opportunities as our customers' needs changed throughout the COVID-19 crisis. This strategy allowed for our Retail business to benefit from the unanticipated emerging work-from-home trend as well as "home is my castle" trends as consumers are focusing on and upgrading their broader home environments. Key highlights include:

•Net sales were $2,465.1 million (0.9% decrease year-over-year)
•Gross margin of 38.5% (1.9% increase year-over-year)
•Adjusted Operating Income of $246(1) million
•2021 Total Shareholder Return (TSR) of 104%

Fiscal 2021 Incentive Plan Outcomes as a Result of Business Performance
We outperformed our fiscal 2021 business plan that anticipated the impact of the pandemic based on what was known at the time, driven by extraordinary growth in our Retail business and enabled by the amplification of our omni-channel and digital strategies. However, our three-year financial performance lagged versus the goals established in fiscal 2019 as a result of the pandemic. Implications for our compensation programs include:

•Fiscal 2021 annual incentive plan payout capped at 100% of target
•2019-2021 Herman Miller Value Added PSU payout of 0% of target
•2019-2021 relative TSR PSU payout of 86% of target (reflecting 44th percentile performance against our peer group)

Overview of Compensation Philosophy and How We Set Pay
Compensation Philosophy
Our compensation philosophy, as approved by the Committee, is to reward our executives for meeting financial and operational goals that ultimately lead to creating shareholder value. We have designed our compensation program to provide executive officers with target compensation levels that reflect the market median compensation for their

(1) Non-GAAP measurements; see accompanying reconciliations and explanations.
29 2021 Proxy Statement

position based upon data that our independent compensation consultant provides (as further described in the section titled "Benchmarking of Compensation"). Consistent with this philosophy, the key objectives of our executive officer compensation program are to:

•Link a material portion of executive officers' total annual compensation directly to the Company's performance.
•Reinforce our commitment to our people, planet, and communities.
•Align the interests of executive officers with the long-term interests of shareholders.
•Attract, motivate, and retain executive officers of outstanding ability.

Compensation Policies and Practices That Reflect Our Compensation Philosophy

What We Do
✓	Pay for performance
✓	Balance long-term and short-term incentives
✓	Benchmark compensation against an appropriate peer group
✓	Maintain clawback policy
✓	Conduct an annual risk assessment
✓	Maintain stock ownership requirements
✓	Prohibit hedging and pledging
✓	Limit perquisites
✓	Engage an independent compensation consultant
✓	Hold executive sessions at each committee meeting
What We Do Not Do
x	No gross-ups for excise taxes
x	No "single-trigger" severance
x	No repricing of options
x	No guaranteed compensation
x	No dividends on unvested equity

Herman Miller, Inc., and Subsidiaries 30

Elements of the Compensation Program
The following table provides an executive summary of our fiscal 2021 compensation program for our executive officers:

Compensation Element	General Description	Objective of Compensation Element
Base Salary	Base salaries reflect market rates for comparative positions, each NEO's historical level of proficiency and performance, and their roles and duties.	The base salary of NEOs typically varies around the median depending on an individual’s experience, performance, and internal equity considerations. The Committee or the Board in each circumstance uses its judgment and experience in setting the specific level of base salary relative to the general market median data.
Annual Incentive	We provide executive officers the opportunity to earn an annual incentive pursuant to the Annual Executive Incentive Cash Bonus Plan (annual incentive plan). The plan provides for the annual payment of a cash bonus (incentive) to selected executive officers based upon the performance of the Company (and in some cases, various business units and/or functional goals) during the fiscal year. The primary measure of financial performance for the fiscal 2020 incentive was Adjusted Operating Income.	The purpose of the annual incentive plan is to closely link incentive cash compensation to the creation of shareholder value. We intend for the plan to foster a culture of performance, promote employee accountability, and establish a framework of manageable risks imposed by variable pay. We also intend the plan to reward long-term, continued improvements in shareholder value with a share of the wealth created.
The Committee believes that, to support our strategy around operating as a single business unit as well as supporting functional business units, it is important to tie a significant portion of the executive officers' annual incentive to the overall company performance; NEO’s annual incentive awards are based on consolidated Company performance.
Long-Term Equity Incentives	The Committee and Board have historically granted various types of long-term incentive awards including Restricted Stock Awards, RSUs, PSUs, Relative Total Shareholder Return (TSR) PSUs, and Stock Options with a three-year vesting period.	The key objectives of granting long-term equity incentive awards are:
- to provide an appropriate level of equity reward to executive officers that ties a meaningful part of their compensation to the long-term returns generated for shareholders.
- to provide an appropriate equity award to the next level of executive officers where market data would support their inclusion in an annual equity award plan.
- to assist in developing an ownership stake and achieving share ownership requirements.
- to attract, retain, and reward key employees. We believe a significant portion of executive officer pay should be aligned with long-term shareholder returns and that encouraging long-term strategic thinking and decision-making requires that executive officers have a significant stake in the long-term success of the Company.
Retirement and Health Benefits	We maintain retirement plans along with a broad base of health insurance plans available to full-time and most part-time employees.	The NEOs participate in such retirement plans and health insurance plans on the same terms as all other employees within their respective geographic region or business unit.
Other Executive Compensation Plans	We provide limited additional compensation programs to our executive officers, including a compensation protection program in the form of executive long-term disability and a retirement equalization program in the form of a non-qualified retirement match program with an optional deferred compensation element.	It is our goal to provide market competitive benefits which allow us to attract and retain critical executive talent.

31 2021 Proxy Statement

The following charts illustrate the key elements of our compensation for our NEOs:
Elements of Total Annual Target Compensation for fiscal 2021
Annual Executive Incentive Cash Bonus Plan (Annual Incentive)
Setting Incentive Targets
Each year, the Committee establishes a target incentive for each NEO expressed as a percentage of base salary, which is the incentive amount the NEO would receive if all performance goals were achieved at target. Ordinarily, the NEOs each have the opportunity to earn up to a maximum of 200% of target; however, as discussed above, the Committee determined that the maximum payout should not exceed 100% for fiscal 2021 due to the extraordinary circumstances presented by the pandemic. As in years past, no bonuses are earned unless performance meets or exceeds the threshold level. The annual cash incentive opportunity levels for each of our NEOs for fiscal 2021, as a percentage of base salary, were as follows:

Name	Threshold Incentive as % of Base Salary	Target Incentive as % of Base Salary	Maximum Incentive as % of Base Salary(1)
Andi R. Owen	0%	115%	115%
Jeffrey M. Stutz	0%	65%	65%
B. Ben Watson	0%	65%	65%
Debbie F. Propst	0%	65%	65%
Megan Lyon	0%	65%	65%
(1)The Committee determined that the maximum payout should not exceed 100% of target for fiscal 2021 due to the extraordinary circumstances presented by the pandemic.

Herman Miller, Inc., and Subsidiaries 32

We set the target incentive percentage for the NEOs so that the incentive at target performance will approximate the market median incentive amount for comparable positions as shown in the market data and yield a median target total compensation opportunity, although we may adjust base pay and incentive to maintain total compensation in an amount that is consistent with our compensation philosophy. The Committee believes that this use of incentive is consistent with the objective of making compensation for executive officers more variable with the Company’s performance.

Fiscal 2021 Performance Results and Incentive Payouts
At the end of fiscal 2021, the Committee reviewed actual adjusted operating income of $246(2) million versus the fiscal 2021 business plan that had acknowledged the impact of the pandemic and determined that this level of performance far exceeded the target level of performance set at the beginning of fiscal 2021. In accordance with the 2021 design, the Committee capped the Company Performance Factor at 100%, which resulted in a target payout for all annual incentive plan participants, including the NEOs.

Based on the performance results for fiscal 2021, the incentive amounts the Company paid to the NEOs were as follows:

Name	Target Incentive Tied to Adjusted Operating Income		Company Performance Factor	Total Incentive Amount Earned	Incentive Amount Deferred (1)
	($)	(%)		($)	($)
Andi R. Owen	$1,150,000	115.00%	1.0000	$1,123,462	$44,938
Jeffrey M. Stutz	$335,400	65.00%	1.0000	$327,660	$36,043
B. Ben Watson	$315,900	65.00%	1.0000	$308,610	$30,861
Debbie F. Propst	$325,000	65.00%	1.0000	$317,500	$—
Megan Lyon	$315,900	65.00%	1.0000	$308,610	$12,344
(1)This amount represents the portion of the bonus that the NEO elected to defer under the Herman Miller, Inc. Executive Equalization Retirement Plan described later in this Compensation Discussion and Analysis.

Long-Term Equity Incentives
Setting Target Long-Term Incentive (LTI) Values
For each executive officer, the Committee calculates a target value of LTI grants for the current fiscal year that is expressed as a percentage of base salary and determines the percent of the target LTI value that should be allocated to each award type. The Committee sets the total target value of the LTI grants for each NEO at a level intended to ensure that the NEO’s total direct compensation would correspond with the market median of the market data for a comparable NEO’s position. Following the end of the fiscal year, the Committee determines the total value of LTI grants for each NEO based on each NEO’s target value. We convert that value for each NEO into grants of: a) RSUs based on the twenty (20) trading-day average of our stock price, b) PSUs based on the closing price of our stock on the date of grant, and c) grants of stock options, as applicable, using a Black-Scholes valuation on the date of grant and the share price on the date of grant as the exercise price. As noted above, the exercise price for certain options granted in fiscal 2021 was set at 110% of current fair market value.

Target Grants Awarded in Fiscal 2021
The table below illustrates the target value of the LTI grants, expressed as a percentage of the NEO's base salary, that the Committee and Board established and granted as part of the regular annual award process – segmented between July 2020 and January 2021. As discussed above, the target values associated with these grants were allocated among the following three award types: 30% delivered in RSUs, 30% delivered in stock options, and 40% delivered in PSUs tied to the Company’s relative TSR performance from grant date to end of fiscal year 2023. Each of these awards, described in more detail below, directly ties management’s compensation opportunity to the creation of shareholder value.

(2) Non-GAAP measurements; see accompanying reconciliations and explanations.
33 2021 Proxy Statement

The following table discloses the target awards granted in fiscal 2021:

Name	Target of LTI as a % of Base Salary	Stock Options(1)	RSUs	PSUs
Andi R. Owen	275%	124,247	35,408	29,562
Jeffrey M. Stutz	125%	29,142	8,305	6,934
B. Ben Watson	125%	27,447	7,822	6,531
Debbie F. Propst	125%	28,238	8,047	6,719
Megan Lyon	125%	27,447	7,822	6,531
(1) Excludes premium priced options granted in fiscal 2021

Key Features of Each Award
Restricted Stock Units: The RSUs represent the right to receive shares of Herman Miller, Inc. common stock. Each unit represents the equivalent of one share of the common stock as of the date of grant and vest on the anniversary of the grant date over three years with the following schedule: 25%, 25% and 50%. RSUs convert into shares upon vesting. Dividends are not paid over the vesting period but accrue on the RSUs and are added to the total value of the units at the time of vesting.

Stock Options: Stock options provide the opportunity to recognize value only if the share price appreciates above the price on the date of grant. Because our stock options vest over ratably over three years, this creates a multi-year alignment between option recipients and shareholders and motivates participants to implement and achieve financial and operational goals that will lead to a growth in share price over a long period of time.

Relative TSR PSUs: The payout opportunity for the PSUs the Committee awarded in January are subject to modification based on our TSR performance relative to the peer group. The relative TSR modifier provides for a 25% increase to the PSU vesting if our relative TSR performance is at or above the 75th percentile of our peer group or a 25% decrease to the PSU vesting if our relative TSR performance is below the 25th percentile of our peer group. The maximum payout on these awards is 125% of target. This approach was approved by the Committee, unique for FY2021 given the ongoing uncertainty in the marketplace.

TSR is calculated as the total shareholder return to Herman Miller shareholders, including reinvested dividends and share price changes that occur during the performance period. We determine TSR performance by comparing our TSR relative to a peer group of companies. The peer group of companies for fiscal 2021 is the same as the peer group that we use for purposes of benchmarking NEO compensation, and those companies are described below in the section entitled "Benchmarking of Compensation".

Program Changes for Fiscal 2022
For fiscal 2022, the Committee decided to return to its historical compensation approach, with the following exceptions:
•The annual incentive plan will utilize adjusted operating income as the sole metric with performance goals being set and measured separately for the first half and the second half of the fiscal year, respectively, to reflect the ongoing uncertainty due to the continued effects of the pandemic. Performance for the two time periods will be combined to determine the annual payout level, to be paid at the end of the fiscal year. No payout will occur until after the end of fiscal 2022.
•Long-term incentive awards were allocated for NEOs as follows: 50% PSUs, 25% RSUs, and 25% stock options, and were granted in July 2021 (consistent with our normal grant timing)
•The PSU component of the long-term incentive award is tied to 80% financial goals and 20% strategic goals, with the total value subject to the relative TSR modifier. Performance will be measured over a three-year period but will rely upon annual goals, again to appropriately accommodate the uncertainty associated with the ongoing impacts of the pandemic.

Herman Miller, Inc., and Subsidiaries 34

The following table discloses the types of awards granted in July 2021 (fiscal 2022):

Name	Stock Options	RSUs	PSUs
Andi R. Owen	60,374	18,956	37,345
Jeffrey M. Stutz	16,667	5,233	10,310
B. Ben Watson	13,393	4,205	8,285
Debbie F. Propst	16,667	5,233	10,310
Megan Lyon	13,393	4,205	8,285

Details of our Executive Compensation Program
Role of the Executive Compensation Committee (Committee)
The Committee consists of three directors, each qualifying as independent under NASDAQ’s listing requirements. The Board has determined that each member of the Committee also meets the definition of independence under our corporate governance guidelines and qualifies as a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934.

The Committee’s primary functions are to oversee the compensation philosophy and strategy, to determine or recommend to the Board the compensation of company executive officers, including NEOs, and to act as the administrative Committee for our executive compensation and broad-based equity and benefit plans.

The Committee is also responsible for providing recommendations to the full Board with respect to all aspects of the annual compensation of our President and CEO. In addition, the Committee, based upon recommendations from our CEO, approves the annual compensation for all other officers covered by Section 16 of the Securities Exchange Act of 1934 including NEOs and other executive officers. Our President and CEO establishes the base salary of all other executive officers.

Among other responsibilities, the Committee establishes the performance objectives for the annual incentive plan and our equity-based compensation plans, which cover the President and CEO, NEOs, other executive officers, and other executive employees.

The Committee is also tasked to review and approve compensation and benefit plans as required by the Committee Charter and review the risk assessment of the annual compensation plans. The Committee annually reviews tally sheets for each NEO that reflect the total direct compensation provided to the NEOs and information relating to all other elements of compensation, including payments under severance or change in control obligations. The Committee uses this information to help determine that our compensation program is consistent with market norms, our compensation philosophy, and the objectives referenced above.

Role of the External Compensation Consultants
The Committee has the authority and sole discretion to select independent compensation consultants, legal consultants, and other advisors to provide it independent advice. The Committee retained Pay Governance LLC as its independent compensation consultants with respect to the compensation matters regarding our executive officers for fiscal 2021. The independent services that Pay Governance provided to the Committee included reviewing the elements of compensation of the President and CEO as well as the other executive officers and comparing those elements to our compensation philosophy and objectives and to market practices. We do not permit Pay Governance to provide other consulting services to the Company.

Pay Governance concluded that our compensation program established for those officers is consistent with our compensation philosophy and objectives as well as with market practices.

35 2021 Proxy Statement

Benchmarking of Compensation
To ensure that executive officer compensation is competitive, the Committee uses marketplace compensation data to compare our compensation program to market pay practices. The Committee also used a specific peer group for benchmarking compensation in determining fiscal 2021 compensation. A listing of the peer group members is provided below. This peer group included both direct competitors as well as comparable companies in other industries to reflect the competitive market for talent in which we compete.

Pay Governance used the peer group information, along with the following survey sources, when analyzing the fiscal 2021 market competitiveness of pay levels of executive officers: Willis Towers Watson Executive Compensation Database and Aon Hewitt Executive Total Compensation Measurement Database (we refer to the peer group information and these survey sources collectively as “market data”). Survey data are size-adjusted to be representative of companies having revenues equivalent to the operations that our individual executive officers manage. Pay Governance compared the base salary, target total cash, and target total direct compensation of each executive officer to the 25th, 50th (market median), and 75th percentile of the market data for a comparable benchmark position.

Pay Governance provided the Committee with benchmarking data, market practices and trends, peer group selection, and pay for performance evaluation information to provide appropriate context for the Committee’s deliberations. Ms. Owen made recommendations to the Committee regarding the compensation package for each of the executive officers (other than herself). Ms. Owen based her recommendations with respect to executive officers on the Pay Governance information, her evaluation of the individual’s performance, the Company’s performance, and other factors. The Committee based its approval of Ms. Owen’s recommendations for the compensation of executive officers (other than the CEO) on the Committee’s review of the information from Pay Governance relative to market pay, advice from Pay Governance, and the Committee members’ own judgment, including their judgment on the relative performance of both the Company and its executive officers. Decisions related to Ms. Owen’s compensation were determined by the Committee and approved by the Board of Directors.

The Committee reviews and approves the peer group that we use in benchmarking compensation on an annual basis. The peers that we used for fiscal 2021 are set forth below:

American Woodmark Corporation	Kimball International, Inc.	Sleep Number Corporation
Ethan Allen Interiors, Inc.	Knoll, Inc.	Steelcase, Inc.
Floor and Decor, Inc.	La-Z-Boy, Inc.	Tempur Sealy International, Inc.
HNI Corporation	Leggett & Platt, Inc.	Universal Forest Products, Inc.
Interface, Inc.	Masonite International Corporation	Williams-Sonoma, Inc.
JELD-WEN Holdings, Inc.	RH aka Restoration Hardware Holdings, Inc.	Wayfair, Inc.

Our peer group is intended to represent companies against which we may compete for talent, with an emphasis on a number of criteria such as revenue scope, market capitalization and business model. For fiscal 2021, we removed Armstrong World Industries, Inc. due to their revenue scope being on the low end of the desired range and Hill-Rom because of a misalignment of business dynamics; we added Floor & Décor Holdings, Inc., which aligns with our global, retail, and high growth strategic initiatives.

Retirement and Health Benefits
Health Plans
We maintain a broad base of health insurance plans available to all full-time and qualified part-time employees. The NEOs participate in such health insurance plans on the same terms as all other employees within their respective geographic region or business unit.

Herman Miller, Inc., and Subsidiaries 36

Retirement Plans
We maintain broad-based retirement plans available for employees in the United States, with one plan covering the majority of our employees. Our retirement plans are designed to provide an appropriate level of replacement income upon retirement. The benefits available to NEOs are the same as those available to other non-executive employees in their respective geographic region subject to limitations provided by law or regulation. The primary retirement plan, covering most US-based employees including the NEOs is:
•The Herman Miller, Inc. Profit Sharing and 401(k) Plan consists of two parts. First, we make a core contribution to an employee’s 401(k) account equal to 4% of base salary on a quarterly basis. The amount of salary included in the calculation is limited to the maximum salary level permitted by the IRS. Second, the 401(k) portion of the plan permits employees to make salary deferrals into the plan up to the maximum amount permitted by law. We also make a matching contribution to fully match employee contributions up to 4% of the employee’s compensation contribution.
Other Executive Compensation Plans
Deferred Compensation Plan
The Herman Miller, Inc. Executive Equalization Retirement Plan was approved by the Committee and the Board in 2007. The plan is a supplemental deferred compensation plan and became available for salary deferrals beginning in January 2008. The plan is available to highly compensated United States employees who are selected for participation by the Committee. All NEOs are currently able to participate. The plan allows participants to defer up to 50% of their base salary and 100% of their annual incentive compensation. Company contributions to the plan “mirror” the amounts we would have contributed to the Herman Miller, Inc. Profit Sharing and 401(k) Plan had the employee’s compensation not been above the statutory ceiling (currently $290,000). Investment options under this plan are the same as those available under the 401(k) Plan. Company contributions in fiscal 2021 appear in the 2021 Summary Compensation Table under All Other Compensation.

Executive Long-Term Disability Plan
This plan covers 60% of the rolling two-year average of compensation for a qualified disability. Executive officers are eligible to participate when they have earned over $6,000 in annual executive incentive compensation. This benefit continues as long as the executive officer remains disabled until age 65. The monthly benefit is capped at $10,000.

Perquisites
In fiscal 2021, we provided a select benefit to the NEOs to obtain comprehensive physicals at our cost.

Change in Control Agreements
Change in Control
Each NEO is party to a Management Continuity Agreement (referred to as a Change in Control or CIC Agreement) with us that provides for severance benefits in the event of both a change-in-control and the NEOs termination of employment (“double-trigger”). The Committee believes the use of change in control agreements is appropriate as they help ensure a continuity of management during a possible take-over and help ensure that management remains focused on completing a transaction that is likely to maximize shareholder value. Potential payments under the change in control agreements are included in the tally sheets that the Committee reviews annually.

The narrative and footnotes to the tables entitled Potential Payments upon Termination, Death, Disability, Retirement, or Change in Control describe the change in control payments in greater detail.

Hedging and Pledging Policy
The Committee and the Board of Directors have adopted a policy prohibiting the Board of Directors and executive officers from hedging the economic risk of their ownership of our stock, including options or other derivatives related to the stock, and are prohibited from pledging Herman Miller stock.

37 2021 Proxy Statement

Stock Ownership Guidelines
The Committee believes that significant stock ownership by top management is of critical importance to our ongoing success, as it helps link the interests of executive officers and our shareholders. As such, we have established stock ownership guidelines, which apply to the NEOs and other direct reports to our CEO. The stock ownership guidelines require these individuals to own shares of our common stock equal to a specified multiple of their annual base salary. The applicable levels are as follows:

•President and Chief Executive Officer - six times base salary
•Executive officers with LTIP target equal to or greater than 100% of salary - four times base salary
•Certain other direct reports to the CEO - three times base salary
All NEOs and other executive officers covered by the stock ownership guidelines have met or are on an appropriate pace to meet the requirement.

Stock Retention Requirements
Until the ownership guidelines are met, the executive officer must retain a certain amount in company stock, equal to 40% of the pretax value of vested restricted stock, PSUs, RSUs, deferred stock, and exercised stock options. Compliance with the requirements is determined each time an executive officer disposes of company stock.

Incentive Clawback
The Herman Miller Compensation Recovery Policy provides for the recoupment of both cash compensation and equity incentives from executive officers in the event of a restatement and/or improper conduct. The Board may, in its sole discretion, after evaluating the associated costs and benefit, and any other factors it deems relevant, seek to recover all or any portion of the recoverable incentive paid to any such executive officer during the applicable period.

Deductibility of Compensation
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to individuals who are covered executives. For compensation paid for fiscal 2021, as a result of changes made to the applicability of Section 162(m) of the Code pursuant to the Tax Cuts and Jobs Act, our number of covered executives expanded to include our covered executives for fiscal 2021 plus any executive who serves as our CEO or CFO, or who is among the three most highly compensated executive officers for any fiscal year. In addition, only qualifying performance-based compensation that is paid pursuant to a binding contract in effect on November 2, 2017 will be exempt from the deduction limit. Accordingly, any compensation that we pay in the future pursuant to new compensation arrangements entered into after November 2, 2017, even if performance-based, will count towards the $1 million fiscal year deduction limit if paid to a covered executive. Because of these changes to Code Section 162(m) by the Tax Cuts and Jobs Act, some of the compensation that we provide to our NEOs in 2019 and future years may not be deductible under Section 162(m).

Post-Employment Compensation
The NEOs are generally “at will” employees. This means that they can be discharged at any time and for no reason. We have established a severance policy that applies if an executive officer is terminated for reasons other than malfeasance or voluntary separation. For each NEO, severance would be equal to 18 months of base salary subject to the employee not competing with us during that period. The Committee’s determination as to the amount of severance payments for these NEOs is the result of benchmarking our practices to the market data. In addition, we maintain the health insurance on such employee during the salary continuation period. In exchange for such payments the employee provides the Company with a mutual release of all claims and agrees not to work for a competitor or solicit our employees during the salary continuation period.

Herman Miller, Inc., and Subsidiaries 38

Summary Compensation Table
The summary compensation table below shows the compensation for the NEOs for the fiscal years ended May 29, 2021 (2021), May 30, 2020 (2020) and June 1, 2019 (2019). The details of the Company's executive officer compensation program are found in the Compensation Discussion and Analysis (CD&A) above.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Andrea R. Owen(5)	2021	976,923	1,857,025	2,309,253	1,123,462	121,690	6,388,353
President and Chief Executive Officer	2020	992,308	2,749,995	—	789,976	126,185	4,658,464
	2019	742,308	1,837,820	624,997	776,100	226,895	4,208,120
Jeffrey M. Stutz	2021	504,092	435,575	599,641	327,660	34,900	1,901,868
Chief Financial Officer	2020	511,084	747,908	—	229,988	59,365	1,548,345
	2019	482,308	413,575	140,621	243,324	321,011	1,600,839
B. Ben Watson	2021	474,784	410,253	519,151	308,610	32,212	1,745,010
Chief Creative Officer	2020	481,315	683,247	—	216,592	111,603	1,492,757
	2019	450,769	284,507	96,753	227,413	407,293	1,466,735
Debbie F. Propst(6)	2021	488,462	422,060	418,654	317,500	63,008	1,709,684
President, Herman Miller Retail	2020	178,846	625,000	—	80,481	62,500	946,827
Megan Lyon(7)	2021	474,784	410,253	401,657	308,610	36,164	1,631,468
Chief Strategy Officer	2020	481,315	607,503	—	216,592	100,925	1,406,335
(1)Effective April 3, 2020 through August 8, 2020, amounts reflect salary reductions of 10% of base salary for each NEO.
(2)For all NEOs, amounts represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in the Company's consolidated financial statements for the fiscal year ended May 29, 2021 included in our Annual Report on Form 10-K.
(3)Includes the amounts earned in fiscal 2021 and paid in fiscal 2022 under the Annual Incentive Cash Bonus Plan as described in the Compensation Discussion and Analysis for the NEOs. Certain executives have elected to defer a part of the incentive under the Key Executive Deferred Compensation Plan. The amount of the deferrals and the corresponding company contributions will be shown in next year's Nonqualified Deferred Compensation Table.
(4)The amounts for fiscal 2021 for all other compensation are described in the table below.
(5)Ms. Owen's employment with the Company commenced on August 21, 2018 (fiscal 2019).
(6)Ms. Propst's employment with the Company commenced on January 6, 2020 (fiscal 2020).
(7)Ms. Lyon's employment with the Company commenced on February 4, 2019 (fiscal 2019).

	Other Taxable Income(1)	Long-term Disability Insurance	Relocation Expenses	Personal Use of Company Property	Nonqualified Deferred Compensation Contribution(2)	Comprehensive Physical Exam	Total Other Compensation
Andi R. Owen	1,346	4,346	—	—	112,398	3,600	121,690
Jeffrey M. Stutz	208	3,052	—	—	31,640	—	34,900
B. Ben Watson	196	3,543	—	—	28,473	—	32,212
Debbie F. Propst	62,634	374	—	—	—	—	63,008
Megan Lyon	196	1,036	6,459	—	28,473	—	36,164
(1) Other taxable income includes interest paid on base salary deferrals at a rate of 4% per annum; interest was accrued monthly on the principal amount. Ms. Propst received the remaining 50% of the cash sign-on bonus as outlined in her offer letter, valued at $62,500.
(2)Amounts represent the Company's contribution to the Herman Miller, Inc. Executive Equalization Retirement Plan.
39 2021 Proxy Statement

Grants of Plan-Based Awards
The Grants of Plan-Based Awards table below sets forth information on equity awards granted by the Company to the NEOs during fiscal 2021 under the Long-Term Incentive Plan (LTI Plan) and the possible payouts to the NEOs under the Annual Incentive Cash Bonus Plan (Annual Cash Bonus Plan) for fiscal 2021. The Compensation Discussion and Analysis provides further details of grants under the LTI Plan, as well as the performance criteria under the Annual Cash Bonus Plan (the LTI grants are discussed in the CD&A under the heading Long-Term Equity Incentives Grants Awarded in fiscal 2021).

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrea R. Owen	07/14/20								124,247	21.38	758,416
	07/14/20								275,930	23.52(7)	1,550,837
	07/14/20							35,408			757,023
	01/14/21					29,562	36,953				1,100,002
		0	1,123,461	2,246,922
Jeffrey M. Stutz	07/14/20								29,142	21.38	177,886
	07/14/20								75,040	23.52(7)	421,755
	07/14/20							8,305			177,561
	01/14/21					6,934	8,668				258,014
		0	327,660	655,320
B. Ben Watson	07/14/20								27447	21.38	167,539
	07/14/20								62,560	23.52(7)	351,612
	07/14/20							7,822			167,234
	01/14/21					6,531	8,164				243,019
		0	308,610	617,220
Debbie Propst	07/14/20								28,238	21.38	172,368
	07/14/20								43,820	23.52(7)	246,286
	07/14/20							8,047			172,045
	01/14/21					6,719	8,399				250,014
		0	—	—
Megan Lyon	07/14/20								27,447	21.38	167,539
	07/14/20								41,655	23.52(7)	234,118
	07/14/20							7,822			167,234
	01/14/21					6,531	8,164				243,019
		0	308,610	617,220
(1)Under the Executive Incentive Cash Bonus Plan, executives can earn incentive compensation based on the achievement of certain company performance goals. The actual Cash Bonus amount paid with respect to any year may range from zero to two times of the target based upon the relative achievement of our Adjusted Operating Income targets as set forth in the Summary Compensation Table above.
(2)The PSUs represent the right to receive shares of the Company's common stock, and such shares are to be issued to participants at the end of a measurement period beginning in the year that PSUs are granted. The units reflect the number of shares of common stock that may be issued, subject to a modifying metric of relative TSR. The PSUs provide that the total number of shares which finally vest may vary between 75% and 125% of the target amount depending upon relative TSR performance and cliff vest on August 1, 2023.
(3)The RSUs represent the right to receive shares of the Company's common stock. These units reflect fair market value of the common stock as of the date of grant and cliff vest 25% on August 1, 2021, 25% on August 1, 2022, and 50% on August 1, 2023.
(4)Each option has a term of ten years and vests pro-rata over three years.
(5)Stock options awarded at an option price not less than the market value of the Company's common stock on the date of grant.
(6)Aggregate grant date values are computed in accordance with FASB ASC Topic 718. For PSUs, the grant date fair value was determined based upon the vesting at 100% of the target units awarded.
(7)Stock option price is 110% of the market value of the Company's common stock on the date of grant.
Herman Miller, Inc., and Subsidiaries 40

Outstanding Equity Awards at Fiscal Year-End
The Outstanding Equity Awards at Fiscal Year-End table below shows the option awards and stock awards that were outstanding as of May 29, 2021. The table shows both exercisable and unexercisable options. The table also shows share units and equity plan awards that have not vested.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Andi R. Owen	08/22/18	51,632	25,815	38.15	08/22/28	16,901	807,868	28,547	1,364,547
	07/16/19					15,762	753,424	43,293	2,069,405
	07/14/20	—	124,247	21.38	07/14/30	35,751	1,708,898
	07/14/20	—	275,930	23.52	07/14/30
	01/14/21							29,562	1,413,064
Jeffrey M. Stutz	07/19/16	37,441	—	31.86	07/19/26
	07/18/17	22,953	—	33.75	07/18/27
	07/16/18	11,674	5,838	38.30	07/16/28	3,860	184,508	6,319	302,048
	07/16/19					3,697	176,717	10,155	485,409
	07/14/20	—	29,142	21.38	07/14/30	8,385	400,803
	07/14/20	—	75,040	23.52	07/14/30
	01/14/21							6,934	331,445
B. Ben Watson	07/18/11	—	7,388	25.75	07/18/21
	07/17/12	—	9,363	18.17	07/17/22
	07/19/16	—	22,710	31.86	07/19/26
	07/18/17	—	5,634	33.75	07/18/27	2,655	126,909
	07/16/18	8,033	4,016	38.30	07/16/28	2,606	124,567	4,347	207,787
	07/16/19					3,482	166,440	9,564	457,159
	07/14/20	27,447	—	21.38	07/14/30	7,898	377,524
	07/14/20	62,560	—	23.52	07/14/30
	01/14/21							6,531	312,182
Debbie F. Propst	01/06/20					3,793	181,305	11,290	539,662
	07/14/20	—	28,238	21.38	07/14/30	8,125	388,375	6,529	312,086
	07/14/20	—	43,820	23.52	07/14/30
	01/14/21							6,719	321,168
Megan Lyon	02/04/19					2,597	124,137
	07/16/19					3,482	166,440	9,564	457,159
	07/14/20	—	27,447	21.38	07/14/30	7,898	377,524
	07/14/20	—	41,655	23.52	07/14/30
	01/14/21							6,531	312,182
(1)Options vest in three equal annual installments beginning on the first anniversary of the grant date.
(2)The awards issued reflect credited dividends through the end of fiscal 2021 and cliff vest after three years.
(3)Assumes a stock price of $44.80 per share, which was the closing price of a share of common stock on the last trading day of fiscal 2021.
(4)The PSU awards cliff vest after three years, depending upon the achievement of certain performance goals.

41 2021 Proxy Statement

Option Exercises and Stock Vested
This table provides information on the number and value of options exercised in fiscal 2021 and the vesting of restricted stock (on an aggregate basis).

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Andi R. Owen	—	—	—	—
Jeffrey M. Stutz	—	—	6,765	155,935
B. Ben Watson	—	—	4,981	114,821
Debbie F. Propst	—	—	—	—
Megan Lyon	—	—	—	—
(1) Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.
(2) Value based on the closing market price of the Company's common stock on the vesting date.

PSUs Vesting in fiscal 2021
Performance awards granted in fiscal 2018 (July 2017) were eligible to vest in fiscal 2021. The extraordinary impact of the COVID-19 pandemic required the Committee to carefully consider the appropriate measurement of performance related to the 2018 Herman Miller Value Added PSUs to determine the payout level. Given the uniqueness of the situation and the impact of the COVID-19 pandemic on our fourth quarter results, the Committee determined it was appropriate to provide a prorated, below target annual incentive payment of 49.50% based on performance for the first 11 of 12 quarters of the 2017-2020 performance period.

Herman Miller, Inc., and Subsidiaries 42

Nonqualified Deferred Compensation
The Nonqualified Deferred Compensation table below provides certain information relating to our two compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Officer Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year End ($)
Andi R. Owen	90,268	112,398	76,861	—	500,878
Jeffrey M. Stutz	66,102	31,640	118,627	—	680,426
B. Ben Watson	69,698	28,473	217,548	—	1,055,686
Debbie F. Propst	—	—	—	—	—
Megan Lyon	25,889	28,473	4,012	—	64,207
(1)Amounts in this column represent the deferrals of base salary earned in fiscal 2021 which are included in Summary Compensation Table under Salary, plus deferral of amounts earned in fiscal 2020 and paid in fiscal 2021 under the Annual Incentive Cash Bonus Plan which was included in the fiscal 2020 Summary Compensation Table under Non-Equity Incentive Plan Compensation.
(2)Amounts in this column represent the Company's contribution and are included in the "All Other Compensation" column of the Summary Compensation Table.
(3)Amounts reflect increases (decreases) in value of the employee's account during the year, based upon deemed investment of deferred amounts.

The Committee approved The Herman Miller, Inc. Executive Equalization Retirement Plan for salary and incentive compensation deferrals that began in January 2008. The Plan allows all United States employees who have compensation above the statutory ceiling to defer income in the same proportion as if the statutory ceiling did not exist. We make contributions to the Plan such that the amounts in the Plan “mirror” the amounts we would have contributed to the Company’s tax-qualified 401(k) plan had the employee's compensation not been above the statutory ceiling. Distributions from the plan are paid out in cash based on the deferral election specified by the participant. We do not guarantee a rate of return under the Plan. Instead, participants make investment elections for their deferrals and company contributions. Investment options are the same as those available under our 401(k) Plan.

Executive Compensation Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

David A. Brandon (Chair)	Douglas D. French	Heidi J. Manheimer
43 2021 Proxy Statement

Potential Payments upon Termination, Death, Disability, Retirement, or Change in Control
The following table quantifies the estimated payments that would be made to each NEO in the event of his or her termination by the Company without cause, in the event of his or her termination under circumstances that would trigger payments under change in control agreements, and upon a change in control without a termination of employment, in each case assuming that the change in control and/or termination occurred on May 29, 2021.

Name	Benefit	Death ($)	Disability ($)	Retirement ($)(1)	Without Cause ($)	Change in Control ($)
Andi R. Owen	Cash Severance(2)	—	—	—	1,500,000	6,450,000
	Unvested Restricted Stock Units(3)	3,285,472	3,285,472	—	1,689,670	3,285,472
	Unvested Performance Stock Units(4)	718,073	231,925	—	231,925	2,068,538
	Unvested Stock Options(5)	—	—	—	—	10,231,301
	Health and Welfare(6)(7)	—	—	—	48,521	48,521
	Total	4,003,545	3,517,397	—	3,470,116	22,083,832
Jeffrey M. Stutz	Cash Severance(2)	—	—	—	774,000	1,702,800
	Unvested Restricted Stock Units(3)	762,033	762,033	—	393,577	762,033
	Unvested Performance Stock Units(4)	160,190	54,400	—	54,400	476,717
	Unvested Stock Options(5)	—	—	—	—	2,647,364
	Health and Welfare(6)(7)	—	—	—	31,648	31,648
	Total	922,223	816,433	—	1,253,625	5,620,562
B. Ben Watson	Cash Severance(2)	—	—	—	729,000	1,603,800
	Unvested Restricted Stock Units(3)	670,864	670,864	607,944	326,439	670,864
	Unvested Performance Stock Units(4)	124,016	51,238	190,365	51,238	421,379
	Unvested Stock Options(5)	—	—	—	—	2,282,268
	Health and Welfare(6)(7)	—	—	—	37,634	37,634
	Total	794,880	722,102	798,309	1,144,311	5,015,945
Debbie F. Propst	Cash Severance(2)	—	—	—	750,000	1,650,000
	Unvested Restricted Stock Units(3)	569,696	569,696	203,045	188,469	569,696
	Unvested Performance Stock Units(4)	52,713	52,713	—	52,713	356,497
	Unvested Stock Options(5)	—	—	—	—	1,809,998
	Health and Welfare(6)(7)	—	—	—	42,332	42,332
	Total	622,409	622,409	203,045	1,033,514	4,428,523
Megan Lyon	Cash Severance(2)	—	—	—	729,000	1,603,800
	Unvested Restricted Stock Units(3)	668,102	668,102	—	299,690	668,102
	Unvested Performance Stock Units(4)	51,238	51,238	—	51,238	346,522
	Unvested Stock Options(5)					1,736,533
	Health and Welfare(6)(7)	—	—	—	28,624	28,624
	Total	719,340	719,340	—	1,108,552	4,383,581
Herman Miller, Inc., and Subsidiaries 44

(1)Only Mr. Watson is retirement eligible.
(2)"Without Cause" amount equals 18 months of base salary and "CIC" amount equals 3x (CEO) or 2x (Other NEOs) base salary + greater of prior year actual bonus or current year target bonus.
(3)Accelerated vesting and no proration for time worked for "Death," "Disability," "Retirement," (award are prorated if retirement occurs within the first 12 months of grant date) and "CIC". Accelerated vesting and proration for time worked for "Without Cause."
(4)For "Death," accelerated vesting and proration based on time worked. For "Disability," accelerated vesting and proration based on time worked only for awards granted in fiscal 2021. For "Retirement", accelerated vesting and proration based on time worked only for awards granted in fiscal 2021 and accelerated vesting and no proration for awards granted prior to fiscal 2021. For "Without Cause," accelerated vesting and proration based on time worked only for awards granted in fiscal 2021. For "CIC," accelerated vesting and no proration for time worked. All scenarios use actual performance and are based on the following: Herman Miller Value Added PSUs granted in fiscal 2019 = 0% of target, Relative TSR PSUs granted in fiscal 2019 = 86% of target, Operating Income PSUs granted in fiscal 2020 = 0% of target, Revenue PSUs granted in fiscal 2020 = 0% of target and Relative TSR PSUs granted in fiscal 2021 = 111% of target.
(5)Forfeited under "Death", "Disability," and "Without Cause." Continued vesting under "Retirement." Accelerated vesting under "CIC." There is no accelerated vesting of stock options or PSUs under "Retirement."
(6)For Health and Welfare Benefits, "Without Cause" amount equals 18 months of benefits continuation and "CIC" amount equals 36 months (CEO) or 24 months (other NEOs) benefits continuation.
(7)Other benefits reflect outplacement ($25,000).

Potential Payments upon Termination without Change in Control
•18 months base salary continuation for NEOs if they are terminated for reasons other than cause
•Maintain health insurance during salary continuation period
•Employee provides the Company with a release of all claims and agrees not to work for a competitor during the salary continuation period

Potential Payments upon Termination in Connection with Change in Control
In fiscal 2021, each NEO was party to a CIC Agreement with the Company that contains “double-trigger” change in control provisions. These provisions state that there must be both a change in control and the employee must incur an actual or constructive termination of employment by us to be entitled to a payment.

A change in control (as defined) occurs if:
•A third party becomes the owner of 35% or more of the Company's stock,
•A majority of the Board of Directors is composed of persons who are not recommended by the existing Board, or
•Under certain transactions involving a merger or reorganization, a sale of all or substantially all of the Company's assets, or a liquidation in which the Company does not maintain certain control thresholds.

An employee is entitled to a payment under the CIC Agreement if within two years after a change in control if the Company terminates the employment of the Executive without cause or for good reason, which is defined as the occurrence of any one or more of the following without the Executive's express written consent.

•The Executive is assigned duties that are materially different from or inconsistent with the duties, responsibilities and status of the Executive's position at any time during the six months prior to the Change of Control , or which result in a significant reduction in Executive's authority and responsibility as an executive of the Company or a Subsidiary.
•A reduction in the Executive's base salary, target value of the annual incentive, or target value of the long-term incentive plan awards.
•The Company requires the Executive to be based at a location over 50 miles from the facility, which is the Executive’s principal business office.
•A reduction of 5% or more in the aggregate benefits provided to the Executive and their dependents under the Company’s employee benefit plans.
•The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

45 2021 Proxy Statement

If both triggering events occur, then the NEO is entitled to a change in control payment that consists of:

•A lump sum cash amount equal to the Executive's annual base salary, multiplied by two (or three, in the case of the CEO).
•A lump sum cash amount equal to two (or three, in the case of the CEO) times the greater of (1) the Executive's average bonus of the previous three years or (2) the Executive's target bonus for the fiscal year in which the Change of Control occurs, plus a prorated amount of Executive's target bonus for the fiscal year in which the termination date occurs.
•Healthcare coverage, and life and disability insurance for the 24 (or 36, in the case of the CEO) consecutive month period beginning immediately after the Termination Date.
•Outplacement services up to a maximum of $25,000.
•All outstanding awards held by Executive under the Company’s LTI Plan shall vest in full as of the Termination Date. Specific treatment of each award type is summarized in the "Vesting of Outstanding Long-Term Incentive Awards" section below.

The Company has no obligation to make a “gross-up” payment to the executive officer if the amount of the payments under the change in control agreements is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986.

To receive the payments, the NEO is obligated to comply with the non-competition covenant of the agreement, committing the Executive to refrain from competing with the Company for a period equal to the number of years of compensation received under the agreement.

Accelerated Vesting upon Death, Disability, Retirement, or Change in Control
The Executive Equalization Retirement Plan, as described earlier in the Deferred Compensation Plan section of the proxy, contains provisions that permit accelerated vesting upon death, disability, or change in control. In the event of a change in control, the Executive Equalization Retirement Plan provides for the acceleration of payment even if the NEO has not been terminated. The definition of change in control for this plan is the definition contained in Treasury Regulations for Section 409A of the Internal Revenue Code.

Vesting of Long-Term Incentive Awards
Change in Control (with a qualifying termination), Death, Disability, Retirement, and Termination without Cause unrelated to a change in control
Herman Miller, Inc., and Subsidiaries 46

Long-Term Incentive Vehicle	CIC with a Qualifying Termination	Termination Upon Death and Disability	Qualified Retirement	Termination Without Cause Unrelated to CIC
Stock Options	Unvested stock options vest in full.	Unvested stock options are forfeited. Exercise period for vested options will be five years from the date of the event or the remaining life of the option if less. If the Executive dies while on disability, the exercise period is the longer of the five-year exercise period or one year after the date of death, not to exceed the remaining life of the option.	Unvested stock options continue to vest. If an Executive retires in the first year after the award date, unvested stock options will be prorated as defined by the award agreement.	Unvested stock options are forfeited. Vested options must be exercised within three months following termination or they are forfeited.
RSUs	Unvested RSUs vest in full.	Unvested RSUs vest in full.	Unvested RSUs vest in full. If an Executive retires in the first year, unvested RSUs will be prorated as defined by the award agreement.	Unvested RSUs subject to vesting will be prorated as defined by the award agreement.
PSUs	Unvested PSUs earned are based on actual performance through the CIC date.	Vesting is not accelerated. Target PSUs are prorated for time worked during the performance period with continued vesting. PSUs earned are based on actual performance over the performance period.	Vesting is not accelerated. If an Executive retires in the first year, the target PSUs will be prorated as defined by the award agreement.	Vesting is not accelerated. Target PSUs are prorated for time worked during the performance period with continued vesting. PSUs earned are based on actual performance over the performance period.

47 2021 Proxy Statement

Pay Ratio
Pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K, we are required to disclose the annual total compensation for both our Chief Executive Officer and median employee and the ratio of those two amounts. For fiscal 2021:

•The annual total compensation of our Chief Executive Officer was $6,388,353.
•The annual total compensation of our identified median employee was $44,810.
•The ratio of the annual total compensation of our Chief Executive Officer to that of our identified median employee was 143 to 1.

The methodology we used to identify our median employee for the 2021 pay ratio analysis is summarized in the following table:

Item	Description
Determination Date	March 27, 2021
Employee Population	Total employee population (excluding the CEO) as of the determination date was 7,696.
Consistently Applied Compensation Measure (CACM)	Gross wages, measured over 12 months ending on the determination date. For new hires, we annualized gross wages for any employees hired during the 12 month period ending on March 27, 2021. For non-US employees, values were converted into USD using the exchange rates in effect on the determination date.

Herman Miller, Inc., and Subsidiaries 48

Director Compensation
The following Director Compensation table provides information on the compensation of each director for fiscal 2021. The standard annual compensation of each director is $200,000. The Audit Committee Chair receives an additional $20,000, the Executive Compensation Committee Chair receives an additional $15,000, and the Governance and Corporate Responsibility Committee Chair receives an additional $10,000. The Chairman of the Board of Directors receives additional annual compensation of $100,000 and is eligible to participate in the Company's health insurance plan. Ms. Owen, the Company's President and CEO, does not receive any additional compensation for serving on the Board of Directors.

The annual compensation and any chairperson or additional fees (collectively, the "Annual Fee") is payable by one or more of the following means, as selected by each director: (1) in cash; (2) in shares of our stock valued as of January 15 of each year; (3) credit under the Director Deferred Compensation Plan described below; (4) stock options valued as of January 15 of each year under the Black-Scholes Valuation Model; or (5) as a contribution to our company employee scholarship fund. Any director who does not meet the stock ownership guidelines, described below, must take at least 50% of his or her annual fee in one of the permissible forms of equity.

Stock Compensation Plan
Under our LTI Plan, non-employee directors may be granted options to purchase shares of our stock if they elect to receive their compensation in stock options. Subject to certain exceptions, options are not exercisable prior to the first anniversary of the award date and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of our stock already owned by the optionee, or a combination of shares and cash.

Deferred Compensation Plan
We also maintain a Non-Employee Officer and Director Deferred Compensation Stock Purchase Plan. The Plan permits a participant to defer receipt of all or a portion of his or her Annual Fee to his or her deferred account. Each account is credited with a number of units equal to a number of shares of the investment selected by the director, including company stock and other investment alternatives. The initial value of the deferral is equal to the dollar amount of the deferral, divided by the per share fair market value of the selected investment at the time of the deferral. The units are credited with any dividends paid on the investment. The Company maintains a "Rabbi-Trust" relating to obligations under this plan.

Stock Ownership Guidelines
Director stock ownership guidelines have been in effect since 1997. These guidelines, like those applicable to management, are intended to reinforce the importance of linking shareholder and director interests. Under these guidelines each director is encouraged to reach a minimum level of share ownership having a value of at least two times the annual director compensation over a five-year period after first becoming a director.

Other
Directors are reimbursed for travel and other necessary business expenses incurred in the performance of their services for the Company, and they are covered under our business travel insurance policies and the Director and Officer Liability Insurance Policy.
Perquisites
Some directors' spouses or partners accompany them to Board meetings. The Company pays for their expenses, as well as some amenities for the directors and their spouses, including some meals and social events. The total of these perquisites is less than $10,000 per director. Directors are approved to purchase company products under employee discount pricing. The value of this perquisite was less than $10,000 for all but one director as noted in All Other Compensation in the Director Compensation Table.
49 2021 Proxy Statement

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Mary Vermeer Andringa	210,000	—	—	210,000
David A. Brandon	215,000	—	—	215,000
Douglas D. French	200,000	—	—	200,000
John R. Hoke III	200,000	—	—	200,000
Lisa A. Kro	220,000	—	—	220,000
Heidi J. Manheimer	200,000	—	—	200,000
Candace S. Matthews	200,000	—	—	200,000
Michael C. Smith	200,000	—	—	200,000
Michael A. Volkema	300,000	—	13,692	313,692
(1)The amounts shown in the “Fees Earned or Paid in Cash” column include amounts that may be deferred under the Non-Employee Officer and Director Deferred Compensation Plan. Amounts deferred are retained as units associated with hypothetical investments under the plan. The plan permits non-employee directors to elect to defer amounts that they would otherwise receive as director fees. Directors at the time of deferral elect the deferral period. These amounts may also reflect contributions to the Herman Miller Cares fund which awards college scholarships to children of employees. During fiscal 2021, seven of the directors who received fees contributed a portion to the fund.
(2)Amounts represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in the Company's consolidated financial statements for the fiscal year ended May 29, 2021, included in our Annual Report on Form 10-K.
(3)Represents value received on product purchases under the employee discount program.
As of May 29, 2021, no member of the Board of Directors had outstanding stock options.

Equity Compensation Plan Information
As noted in the Compensation Discussion and Analysis, we maintain certain equity compensation plans under which common stock is authorized for issuance to employees and directors in exchange for services. We maintain our 2020 LTI Plan and Employees' Stock Purchase Plan.

The following table sets forth certain information regarding the above-referenced equity compensation plans as of May 29, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,542,870	$24.63	7,274,779
Equity compensation plans not approved by security holders	—		—
Total	2,542,870	$24.63	7,274,779
(1)The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs and PSUs, which have no exercise price.
(2)The number of shares that remain available for future issuance under our plans is 7,274,779 which includes 6,755,331 under the 2020 LTI Plan and 519,448 under the Employees' Stock Purchase Plan.

Delinquent Section 16(a) Reports
Our directors and officers, as well as any person holding more than 10% of our common stock, are required to report initial statements of ownership of our securities and changes in such ownership to the SEC. Based upon written
Herman Miller, Inc., and Subsidiaries 50

representations by each director and officer, all the reports were timely filed by such persons during the last fiscal year except for Kevin J. Veltman who had one delinquent filing representing a stock option award granted.

Certain Relationships and Related Party Transactions
The Board of Directors has adopted a written policy on Related Party Transactions. Under that policy, with certain limited exceptions, all proposed transactions between the Company and any directors or officers or their respective affiliates are required to be reported to the Governance and Corporate Responsibility Committee prior to entering such a transaction. Management is obligated to provide the Governance and Corporate Responsibility Committee with information relating to the terms and conditions of the proposed transaction, how it complies with the policy, and if the proposed transaction is with a director, advise the Governance and Corporate Responsibility Committee if the transaction would impact that director's status as an independent director. The Governance and Corporate Responsibility Committee has the authority to determine whether the proposed transaction is exempt from approval or, if not, whether to approve the transaction as compliant with the policy or refer the matter to the Board of Directors. All approved or exempted transactions must be reported by the Governance and Corporate Responsibility Committee to the full Board of Directors.

To approve a transaction under the policy, the Governance and Corporate Responsibility Committee must determine that either (1) the dollar amount of the transaction and other transactions with the director during that year is less than $100,000 and, for any director that is a member of the Audit Committee, does not constitute a proscribed consulting, advisory, or other compensated fee; or (2) if the proposed transaction is for the acquisition of products or services and is less than $100,000 or is subject to a bid process involving three or more competing parties, and the transaction is in the best interest of the Company and its shareholders, provided that (a) management determined that the proposed transaction will provide the best value for the Company, (b) the compensation is consistent with the proposals submitted by the other bidders, and (c) the director did not directly participate in the proposal process.

Reconciliation of Non-GAAP Financial Measures
This report contains references to Organic Net Sales, Adjusted Earnings per Share - diluted, and Adjusted Operating Earnings which are non-GAAP financial measures. Organic Net Sales represents the change in reported Net sales, excluding currency translation effects and the impact of acquisitions. Adjusted Earnings per Share represents reported diluted earnings per share excluding the impact from adjustments related to restructuring expenses, impairments, acquisition and integration charges, and other special charges or gains, including related taxes. Adjusted Operating Earnings represents reported operating earnings plus restructuring expenses, impairments, acquisition and integration charges, and other special charges. Restructuring expenses include actions involving facilities consolidation and optimization, targeted workforce reductions, and costs associated with an early retirement program. Special charges include certain costs arising as a direct result of COVID-19.

The Company believes presenting Organic Net Sales, Adjusted Earnings per Share and Adjusted Operating Earnings is useful for investors as it provides financial information on a more comparative basis for the periods presented by excluding items that are not representative of the ongoing operations of the Company.

Organic Net Sales, Adjusted Earnings per Share, and Adjusted Operating Earnings are not measurements of our financial performance under GAAP and should not be considered as alternatives to the related GAAP measurement. These non-GAAP measurements have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing prominence of our GAAP results and using the non-GAAP financial measures only as a supplement.

51 2021 Proxy Statement

The following table reconciles Net Sales to Organic Net Sales by segment for the fiscal years ended:

	May 29, 2021				May 30, 2020
	North America	International	Retail	Total	North America	International	Retail	Total
Net Sales, as reported	$1,194.0	$669.0	$602.0	$2,465.1	$1,598.2	$502.8	$385.6	$2,486.6
% change from PY	(25.3)%	33.1%	56.1%	(0.9)%

Proforma Adjustments
Acquisitions	(10.6)	(87.3)	—	(97.9)	—	—	—	—
Currency Translation Effects (1)	1.8	(19.6)	(0.5)	(21.9)	—	—	—	—
Organic net sales	$1,181.6	$562.1	$601.6	$2,345.3	$1,598.2	$502.8	$385.6	$2,486.6
% change from PY	(26.1)%	11.8%	56.0%	(5.7)%
(1) Currency translation effects represent the estimated net impact of translating current period sales using the average exchange rates applicable to the comparable prior-year period.

The following table reconciles EPS to Adjusted EPS for the fiscal years ended:

	May 29, 2021	May 30, 2020
(Loss) Earnings per Share - Diluted	$2.92	$(0.15)

Less: Gain on consolidation of equity method investments	—	(0.63)
Less: Gain on legal settlement after tax	(0.06)	—
Add: Special charges, after tax	0.02	0.15
Add: Impairment charges, after tax	—	2.90
Add: Acquisition and integration charges, after tax	0.15
Add: Restructuring expenses, after tax	0.02	0.34
Adjusted Earnings Per Share - Diluted	$3.05	$2.61

Weighted Average Shares Outstanding (used for Calculating Adjusted Earnings per Share) – Diluted	59,389,598	58,920,653

The following table reconciles Operating Earnings to Adjusted Operating Earnings for the fiscal years ended:

	Twelve Months Ended
	May 29, 2021		May 30, 2020

Herman Miller, Inc.
Net Sales	$2,465.1	100.0%	$2,486.6	100.0%
Gross Margin	949.2	38.5%	910.7	36.6%
Total Operating Expenses	718.6	29.2%	949.1	38.2%
Operating Earnings	230.6	9.4%	(38.4)	(1.5)%

Adjustments
Special Charges	1.2	—%	12.3	0.5%
Impairment	—	—%	205.4	8.3%
Restructuring	2.7	0.1%	26.4	1.1%
Acquisition and Integration Charges	11.0	0.4%	—	—%
Adjusted Operating Earnings	$245.5	10.0%	$205.7	8.3%

Herman Miller, Inc., and Subsidiaries 52

Submission of Shareholder Proposals for the 2022 Annual Meeting
Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2021 Annual Meeting of Shareholders and to be included in our proxy materials for that meeting may do so in accordance with Rule 14a-8 promulgated under the Exchange Act; whereby (1) all applicable requirements of Rule 14a-8 must be satisfied, (2) the notice must include various stock ownership and related information detailed in our Bylaws, and (3) such proposals must be received by us at our principal executive offices at 855 East Main Avenue, PO Box 302, Zeeland, Michigan, 49464-0302, not earlier than the close of business on the one hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day, prior to the first anniversary of the preceding year’s annual meeting.

Our Bylaws, which are available on our website at www.hermanmiller.com/bylaws, contain certain procedural requirements that shareholders must follow to nominate a person for election as a director at an annual meeting or to bring an item of business before the annual meeting. These procedures require that notice of an intention to nominate a person for election to the Board and/or to bring an item of business before our 2021 annual meeting must be received in writing by our Corporate Secretary at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302 no earlier than June 14, 2022, and no later than July 14, 2022. The notice must contain certain information about the shareholder making the proposal for nomination, including a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in the notice or bring the item of business before the meeting, and about the nominee and/or the item of business and, in the case of a nomination, must be accompanied by a written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. We did not receive any proposals to be presented at the 2020 Annual Meeting.

Miscellaneous
The cost of the solicitation of proxies will be borne by us. In addition to the use of mail, proxies may be solicited personally or by telephone or electronic means by a few of our regular employees. We may reimburse brokers and other people holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

Our mailing for the fiscal year ended May 29, 2021, includes the Notice Regarding the Availability of Proxy Materials. A copy of the Notice of 2021 Annual Meeting of Shareholders and the 2021 Form 10-K (Annual Report) as well as the Proxy Statement, both filed with the SEC, are available, without charge, upon written request from the Secretary of the Company, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302.

Shareholders are urged to vote promptly. Questions related to your registered holdings can be directed as follows:

Computershare Investor Services, LLC, 250 Royall Street, Canton, Massachusetts 02021 Phone: 1-866-768-5723 inside the United States Phone: 1-781-575-2723 outside the United States www.computershare.com.

By Order of the Board of Directors
Jacqueline H. Rice, General Counsel and Corporate Secretary
August 31, 2021
53 2021 Proxy Statement